                                                                 Exhibit (a)(1)
                                  PROSPECTUS
                         EXCHANGE OFFER -- IMPORTANT

                                                            T.M. "Tom" Matthews
                                                         Chairman of the Board,

         [LOGO]
                                          President and Chief Executive Officer

               TO ENSURE TIMELY RECEIPT BY THE EXCHANGE AGENT,
DO NOT MAIL OR PRESENT THE LETTER OF TRANSMITTAL AND/OR STOCK CERTIFICATES TO
                                 THE COMPANY.

Dear Shareholder:

    On August 14, 1998, the Board of Directors approved an initiative that will help position our Company to grow -- a Common Stock dividend restructuring plan. We believe this change will better position us to pursue our growth strategies and provide greater value for your investment. To improve financial flexibility and retain a larger share of earnings in order to fund future growth, the Board announced a plan to lower the annual dividend paid to you, from $1.24 to $.48 per Common Share. We also announced that we intend to change our corporate name to Avista Corporation effective January 1, 1999.

    Recognizing that some of you may rely on current income from the dividend, we have created an opportunity for you to exchange your Common Shares for a new security called RECONS-SM- (Return Enhanced Convertible Securities).

   A RECONS is a security that:

   - will pay an annual dividend of $1.24 ($.31 each quarter);

   - will allow you to participate in future appreciation in the value of the Common Shares up to $24.00 per share;

   - will automatically convert into one Common Share on November 1, 2001, unless we choose to convert it earlier; and

   - we may convert, before its automatic conversion, into one or less than one Common Share, having a value up to a maximum of $24.00, plus all accrued and unpaid dividends, and on which, if converted before September 15, 2001, we would also pay a premium, either in cash or Common Shares.

    For a more complete description of the terms of the RECONS, see "Description of RECONS" beginning on page 27. Whether you should participate in the Exchange Offer depends on many factors. FOR A DESCRIPTION OF RISK FACTORS ASSOCIATED WITH THE EXCHANGE OFFER, SEE "RISK FACTORS/INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 12.

    We will accept a maximum of 20,000,000 Common Shares for exchange into RECONS. You may tender all or part of your Common Shares, but if shareholders tender more than 20,000,000 shares, we will accept tendered shares on a pro rata basis. Fractional shares may not be tendered.

    This Exchange Offer is also subject to certain other conditions, including a minimum tender of 6,000,000 Common Shares. THIS EXCHANGE OFFER WILL BE OPEN UNTIL 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 18, 1998, UNLESS WE EXTEND IT. Until that time, you may tender your Common Shares or, if you have tendered them and you change your mind, you may withdraw them by following the procedures described in this document.

   To assist you in connection with the Exchange Offer, we have retained:

   - Morrow & Co., Inc., as Information Agent. If you are an individual or institutional shareholder and desire assistance, please call
     1-800-566-9061. Banks or brokerage firms may call 1-800-662-5200.

   - J.P. Morgan Securities Inc., as Dealer Manager. If you are an institutional shareholder, you may call (212) 648-1443.

    All shareholders should call the Information Agent to request additional documents and individual shareholders and banks or brokerage firms should contact the Information Agent to ask any questions. Institutional shareholders may call either the Information Agent or the Dealer Manager with any questions.

    Our Common Shares are listed and traded on the New York Stock Exchange and the Pacific Exchange, in each case under the symbol WWP. This symbol will change to "AVA" effective January 1, 1999. WWP has a long history of innovation and leadership. We trust you will find this Exchange Offer is consistent with that legacy.

    [SIGNATURE]

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PREFERRED STOCK OR RECONS TO BE ISSUED IN THE EXCHANGE OFFER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 THE DEALER MANAGER FOR THIS EXCHANGE OFFER IS:

                               J.P. MORGAN & CO.

October 21, 1998

This Prospectus incorporates by reference important business and financial information about the Company that is not included in or delivered with this Prospectus. Shareholders may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

                          The Washington Water Company
                              Post Office Box 3647
                            Spokane, Washington 99220
                        Attention: Shareholder Relations
                            Telephone: 1-800-222-4931

In order to obtain timely delivery, a shareholder must request documents from us no later than November 10, 1998, which is five business days before the expiration date of the Exchange Offer on November 18, 1998.


                                Table of Contents



Questions and Answers About the Exchange Offer ..........................    1
Summary .................................................................    2
Risk Factors/Investment Considerations ..................................   12
Forward-Looking Statements ..............................................   13
The Company .............................................................   14
Recent Operating Results ................................................   15
Pro Forma Consolidated Statement of Income ..............................   16
Pro Forma Condensed Consolidated Balance Sheet ..........................   17
The Exchange Offer ......................................................   18
     Background and Purpose .............................................   18
     Terms of the Exchange Offer ........................................   18
     Expiration of the Exchange Offer; Extension of the Exchange Offer ..   19
     Proration ..........................................................   19
     Regulatory Approvals ...............................................   19
     Appraisal Rights ...................................................   20
     Accounting Treatment ...............................................   20
     Procedure for Tender ...............................................   20
     Withdrawal of Tendered Common Shares ...............................   22
     Acceptance; Delivery of Consideration ..............................   23
     Conditions of the Exchange Offer ...................................   23
     Commissions and Fees ...............................................   25
     Status of Common Shares Acquired Pursuant to the Exchange Offer ....   25
     Exchange Agent .....................................................   25
     Information Agent ..................................................   26
Description of RECONS ...................................................   27
     General ............................................................   27
     Issuance of Depositary Receipts ....................................   27
     Withdrawal of New Preferred Stock ..................................   27
     Conversion of RECONS ...............................................   27
     Dividends and Other Distributions ..................................   28
     Record Date ........................................................   28
     Procedures for Voting ..............................................   28
     Amendment and Termination of Deposit Agreement .....................   29
     Charges of Preferred Stock Depositary ..............................   29
     Miscellaneous ......................................................   29
     Resignation and Removal of Preferred Stock Depositary ..............   30
Description of Capital Stock ............................................   30
     General ............................................................   30
     Dividend Rights ....................................................   31
     Liquidation Rights .................................................   31
     Conversion .........................................................   31
     Voting Rights ......................................................   33
     Classified Board of Directors ......................................   34
     Change in Control ..................................................   34
     Preferred Share Purchase Rights ....................................   34
     Pre-emptive Rights .................................................   35
     Miscellaneous ......................................................   35
Certain United States Federal Income Tax Consequences ...................   36
Dealer Manager ..........................................................   41
Miscellaneous ...........................................................   41
Legal Matters ...........................................................   41
Experts .................................................................   42
Additional Information ..................................................   43
List of Defined Terms ...................................................   45

Annex A  Articles of Amendment to Restated Articles of Incorporation
of The Washington Water Power Company ...................................   A-1

                                      -ii-

                 Questions and Answers About the Exchange Offer

Q1: Why are we changing the dividend policy now?
A1: The utility and energy industries are rapidly changing and abundant opportunities are emerging to apply our capabilities to serve new markets and grow the Company for the benefit of shareholders. Reducing the dividend we currently pay on Common Shares will allow us to retain more of our earnings for reinvestment in our Company and to fund our growth plans.

Q2: Why are we making the Exchange Offer?
A2: We recognize that some of you may rely on the income produced by the dividend we currently pay on Common Shares. Once we made the decision to reduce the dividend, we decided to create an opportunity for you to retain for a period of time all or part of the income stream to which you may have been accustomed. The Exchange Offer is structured to also allow you to benefit from a portion of the longer term Common Share price growth potential.

Q3: What do I get if I exchange any of my Common Shares for RECONS?
A3: For each Common Share exchanged you will receive one RECONS on which quarterly dividends of $0.31 will be paid. Each RECONS will automatically be converted into one Common Share at the end of three years, unless we choose to convert earlier, in which case there is a substantial likelihood that you would receive less than one Common Share (see Question 16).

Q4: How do RECONS differ from Preferred Stock?
A4: Each RECONS is a depositary share that constitutes a one-tenth (1/10) interest in one share of a new series of Preferred Stock of The Washington Water Power Company ("WWP"), to be designated the $12.40 Preferred Stock, Convertible Series L, no par value ("New Preferred Stock"). WWP will issue up to 2,000,000 shares of New Preferred Stock from its total of 10,000,000 authorized shares of Preferred Stock.

Q5: What is a depositary share?
A5: The Bank of New York, acting as a depositary, holds the New Preferred Stock under a deposit agreement. The depositary shares, which we are calling RECONS, are interests in the New Preferred Stock.


Q6: Will RECONS be publicly traded?
A6: There is currently no public market for the RECONS. We have applied to list the RECONS on the New York Stock Exchange ("NYSE"), but if NYSE listing requirements are not met, we expect that the RECONS will trade in the over-the-counter market. You should not assume that there will be an active trading market for the RECONS.

Q7: Will I be taxed on the RECONS that I receive in the Exchange Offer?
A7: The Exchange Offer generally should be tax-free to WWP and its shareholders. You should consult your tax advisor as to the particular consequences of the Exchange Offer to you.

Q8: How does the exchange offer work?
A8: You may tender some or all of your Common Shares, on a one-for-one basis, for RECONS. Only whole shares may be tendered. The specifics of this Exchange Offer are described in this document.

Q9: What must I do if I want to exchange my Common Shares?
A9: If your Common Shares are held by your broker you should follow the instructions from your broker on how to participate in the Exchange Offer, or contact your broker directly. If you hold your Common Shares directly, you should follow the instructions for tendering Common Shares in this document under the caption "The Exchange Offer -- Procedure for Tender" beginning on page 20.

Q10: What must I do if I do not want to exchange my Common Shares?
A10: IF YOU WANT TO RETAIN YOUR COMMON SHARES, YOU SHOULD NOT TAKE ANY ACTION. Note, however, that as a holder of Common Shares your interests will be affected by this Exchange Offer whether or not you choose to exchange your Common Shares, as explained in this document.

Q11: Do I need to have held my Common Shares prior to the date of this Prospectus to participate in the Exchange Offer?
A11: No. You may tender Common Shares you acquired before or after the date of this Prospectus, provided that you deliver such Common Shares in accordance with the procedures and within the time frame described under the caption "The Exchange Offer--Procedure for Tender" beginning on page 20.

Q12: What will I get to represent my ownership of RECONS?

A12: You will not receive a stock certificate, but will instead get:

         - if your Common Shares were held by your broker, a statement confirming your exchange of Common Shares and the number of your RECONS; or

         - if you held your Common Shares directly, a depositary receipt evidencing your RECONS.

Q13: Will participants in WWP's Dividend Reinvestment Plan be able to participate in the Exchange Offer?
A13: Yes. Each participant in the Dividend Reinvestment Plan may withdraw and tender some or all of the whole Common Shares held in his or her plan account. However, dividend payments on RECONS will be paid in cash and cannot be automatically reinvested.

Q14: Will participants in the Company's 401(k) Plan be able to participate in the Exchange Offer?
A14: Participants in the Company's 401(k) Plan may tender Common Shares held in their 401(k) Company Stock Fund, but not in their 401(k) Company Contribution Account.

Q15: What happens at the end of three years?
A15: On November 1, 2001, each RECONS will be converted into one Common Share, unless we choose to convert earlier, in which case there is a substantial likelihood that you would receive less than one Common Share.

Q16: What happens if the Company converts early?
A16: If we choose to convert before November 1, 2001, for each RECONS you will receive no more than one Common Share, having a value up to a maximum of $24.00. This means that there is a substantial likelihood that you will receive less than one Common Share for each RECONS, depending upon the value of Common Shares at the time of the conversion. You will also receive accrued and unpaid dividends, if any, and a premium payable in cash or Common Shares.

Q17: How do I learn more about the Exchange Offer?
A17: This document contains a complete description of the terms of the Exchange Offer and you are strongly encouraged to read the entire document. If you are an individual or institutional Shareholder and after reading this document, have further questions, please contact the Information Agent. If you are an institutional shareholder, you may also contact the Dealer Manager, referred to in the letter of the Chairman of the Board, President and Chief Executive Officer at the beginning of this document.

                                     Summary

This summary highlights selected information from this Prospectus and does not contain all the information that you should consider. To understand the Exchange Offer fully and for a more complete description of the legal terms of the Exchange Offer, you should read carefully this entire document and the documents to which we have referred you. See "Questions and Answers About the Exchange Offer" on page 1 and "Additional Information" on page 43. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Company (see page 14)

Washington Water Power is an energy services company with utility and subsidiary operations located throughout the United States. We operate as a regional utility providing electric and natural gas sales and services and as a national entity providing both energy and non-energy products and services. We provide electricity and natural gas in eastern Washington and northern Idaho and natural gas service in northeast and southwest Oregon and the South Lake Tahoe region of California. Washington Water Power also operates Avista Capital ("Avista"), which owns all the Company's non-regulated energy and non-energy businesses. Avista's subsidiaries include Pentzer Corporation ("Pentzer"), Avista Energy, Avista Advantage and Avista Labs.

Changes now underway in the utility and energy industries are creating new opportunities to expand the Company's businesses and serve new markets. In pursuing such opportunities, the Company is shifting to a more growth-oriented strategy in order to achieve its goal of becoming a diversified North American energy company. Our principal offices are at 1411 East Mission Avenue, Spokane, Washington 99202 and the telephone number is (509) 489-0500. Our mailing address is Post Office Box 3727, Spokane, Washington 99220.

Recent Developments

On August 17, 1998, we announced a dividend restructuring and broad corporate refocus aimed at strengthening our financial position and providing needed capital to fund our new growth strategy. As part of that initiative, we announced that we are reducing the annual dividend on our Common Shares from $1.24 to $.48 per share, effective with the quarterly dividend expected to be paid in December 1998. This reduced dividend will permit us to use more of our operating cash flow for growth initiatives and new investment opportunities in each of our lines of business. We also announced that we intend to change our corporate name to Avista Corporation and align our businesses under this name in order to promote a cohesive brand identity.

Background and Purpose of the Exchange Offer

We chose to make the Exchange Offer because we wanted to give those of you whose primary objective may be current income the chance to continue receiving over the next few years the same dividend the Common Shares now pay. We believe that the Exchange Offer will help our investors adjust to the Company's transition to a more growth-oriented strategy. In deciding to pursue the Exchange Offer, we considered, among other things, the advice of our financial advisors, J.P. Morgan Securities Inc.

To review the reasons for the Exchange Offer in greater detail, see page 18.

The Exchange Offer Generally

Effects of the Exchange Offer

WWP shareholders will be affected by the Exchange Offer whether or not they tender their Common Shares in the Exchange Offer. If you tender all of your Common Shares and all such shares are accepted for exchange, you will not have a voting common equity interest in WWP until such time as your RECONS are converted. As long as you hold RECONS, you will participate only up to a certain level of appreciation in the value of Common Shares. If you do not tender any of your Common Shares, you will continue to have a voting common equity interest in WWP and your ownership interest in the common equity will have increased on a percentage basis as a result of the Exchange Offer.

The Position of WWP on the Exchange Offer

Neither WWP nor J.P. Morgan Securities Inc., nor any of their directors or executive officers, makes any recommendation as to whether you should tender your Common Shares. Among the factors which you should consider when deciding whether to tender your Common Shares are (1) your view of the relative value of a single Common Share and a single RECONS, (2) the relative importance you place on current income versus potential long-term capital appreciation, (3) your expectation of what the price of a Common Share will be during the next three years and (4) your investment strategy, including tax considerations. You must make your own decision as to whether to tender, and, if so, how many of your shares to tender after reading this Prospectus and consulting with your advisors based on your own financial position and requirements. We urge you to read this document very carefully.

Certain Federal Income Tax Consequences (see page 36)

The Exchange Offer generally should be tax-free to WWP and its shareholders. You should consult your tax advisor as to the particular consequences of the Exchange Offer to you.

The Exchange Offer

Terms of the Exchange Offer (see page 18)

WWP is offering to exchange RECONS for up to 20,000,000 Common Shares at an exchange ratio of one-for-one.

Each Common Share properly tendered and not withdrawn will be exchanged for one RECONS, on the terms and subject to the conditions of the Exchange Offer, including the proration provisions. Promptly after the expiration of the Exchange Offer, the Exchange Agent will return to shareholders any Common Shares not accepted for exchange.


Expiration Date; Extension; Termination (see page 19)

The Exchange Offer will expire at 12:00 midnight, New York City time, on November 18, 1998, unless extended. You must tender your Common Shares prior to such expiration date if you wish to participate in the offer. The Exchange Offer may also terminate or be terminable in certain circumstances.

Withdrawal Rights (see page 22)

You may withdraw tenders of Common Shares any time before the expiration of the Exchange Offer. If you change your mind again, you may tender your Common Shares again by following the tender procedures prior to the expiration of the Exchange Offer.

Conditions of the Exchange Offer (see pages 23)

The Exchange Offer is subject to certain conditions, including that at least 6,000,000 Common Shares are tendered.

Procedure for Tendering (see page 20)

If your Common Shares are held by your broker, your broker should have sent you instructions along with the Prospectus on how to participate in the Exchange Offer. If you have not yet received such instructions, please contact your broker directly.

If you hold your shares directly, you should complete and sign the Letter of Transmittal indicating the number of whole Common Shares you wish to tender. Send it, together with your share certificates and any other documents required by the Letter of Transmittal, by registered mail, return receipt requested, so that it is received by the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus before the expiration of the Exchange Offer. You may also comply with the procedures for guaranteed delivery. Do not send or present your certificates to WWP, the Dealer Manager (J.P. Morgan Securities Inc.) or the Information Agent (Morrow & Co.).

Proration (see page 19)

If more than 20,000,000 Common Shares are tendered, tendered Shares will be accepted for exchange on a pro rata basis. Announcement of any final proration factor should occur approximately five NYSE trading days after the expiration date.

The Exchange Agent (see page 25)

The Bank of New York is serving as the Exchange Agent in connection with the Exchange Offer.

The Information Agent (see page 26)

Morrow & Co., Inc. is serving as the Information Agent in connection with the Exchange Offer. If you are an individual or institutional shareholder you may call Morrow at 1-800-566-9061. Banks or brokerage firms should call 1-800-662-5200.

The Dealer Manager (see page 41)

J.P. Morgan Securities Inc. is serving as the Dealer Manager for the Exchange Offer. If you are an institutional shareholder you may call J.P. Morgan at
(212) 648-1443.

Comparative Per Share Market Price Information

On August 14, 1998, the last trading day before announcement of the proposed Exchange Offer, the closing sale price per Common Share on the Consolidated Tape was $20 7/8. On October 20, 1998, the last trading day before the commencement of the Exchange Offer, the closing sale price per Common Share was $18 3/4. We urge you to obtain a current market quotation for the Common Shares.

                     Comparison of RECONS and Common Shares

Comparison of Rights of Holders

The following table presents certain features of the RECONS and the Common Shares. This summary, which is based on the current authorized capitalization of WWP, is not complete, and is subject to the provisions of the Company's Restated Articles of Incorporation (the "Restated Articles") authorizing the issuance of the New Preferred Stock and the Articles of Amendment designating the terms of the New Preferred Stock (the "Articles of Amendment"). You should read this comparison in conjunction with the more detailed descriptions under "Description of RECONS" and "Description of Capital Stock." Each RECONS will constitute a one-tenth interest in a share of New Preferred Stock that we will issue.


                   RECONS                                       Common Shares

Dividends


$0.31 per RECONS payable quarterly ($1.24 yearly),           Expected to be $0.12 per share, payable
beginning December 15, 1998.                                 quarterly ($0.48 yearly), effective with the
                                                             December 15, 1998 dividend payment date. The
                                                             Board of Directors may change the dividend
                                                             level at its discretion. The December
                                                             dividend has not yet been declared.

Liquidation Rights

If WWP is liquidated, holders of RECONS will be              If WWP is liquidated, holders of Common Shares
entitled to a liquidation preference after WWP pays          will receive a pro rata amount of the proceeds of
all of its debts and on a parity with all other series of    liquidation of WWP remaining after WWP pays
Preferred Stock. The liquidation preference per              all of its debts and all liquidation preferences on
RECONS will be the average of the high and low sale          all series of Preferred Stock, including
prices of the Common Shares on the trading date next         the New Preferred Stock represented by the RECONS.
preceding the date the RECONS are issued plus an
amount equal to accrued but unpaid dividends.

Mandatory Conversion

On November 1, 2001 (the "Mandatory Conversion               Does not apply.
Date"), the RECONS will be mandatorily converted into
(1) one Common Share per RECONS (subject to certain
antidilution adjustments), and (2) the right to
receive a cash amount equal to all accrued but unpaid
dividends thereon.

Optional Conversion

We will have the option at any time on or after              Does not apply.
December 15, 1998 and before November 1, 2001 to
convert all of the outstanding RECONS. On such an
optional conversion date, a holder will receive for
each RECONS (1) the "RECONS Optional Conversion
Price" plus (2) a cash amount equal to all accrued
and unpaid dividends to but excluding the conversion
date plus (3) the "RECONS Optional Conversion
Premium," if any.



                   RECONS                                                 Common Shares

The RECONS Optional Conversion Price equals the number of Common Shares equal to the lesser of (i) the amount of $24.00 (which is 128% of the closing price of a Common Share on the Consolidated Tape on October 20,
1998) divided by the Current Market Price
(as defined herein) on the second trading day immediately preceding the day on which the Company gives notice of such conversion, and (ii) one Common Share (subject to certain antidilution adjustments). The amount of $24.00 is sometimes called the "Optional Conversion Price Cap."


The RECONS Optional Conversion Premium means an amount, in cash, initially equal to $2.09, declining by $.002111 on each day following December 15, 1998 to the optional conversion date (computed on the basis of a 360-day year consisting of twelve 30-day months) and equal to zero on and after September 15, 2001; provided, that the Company may, at its option, deliver a number of shares of Common Stock equal to the quotient of such amount divided by the Current Market Price on the second trading day immediately preceding the day on which the Company gives notice of such optional conversion.


The initial RECONS Optional Conversion
Premium of $2.09 represents the difference between the annual dividend of $1.24 on each RECONS and an assumed annual dividend of $0.48 for each Common Share for the period after December 15, 1998 through September
15, 2001 (i.e. $0.19 per quarter for eleven quarters). The premium declines to zero on September 15, 2001; no premium will be paid on or after September 15, 2001. Dividends will accrue on the RECONS up to but excluding the conversion date.

Voting Rights

Holders of RECONS will not have the right to vote with           Holders of Common Shares have one vote for
the holders of Common Shares, but if we fail to pay              each share on all matters submitted generally for
quarterly dividend payments for 18 months, then                  a vote of the shareholders of the Company,
holders of RECONS will be entitled, voting together              except that they can vote cumulatively in the
with the holders of other Preferred Stock of WWP, to             election of directors.
elect a majority of the Board of Directors of WWP.
In that situation, each RECONS would receive one-tenth
of the vote allotted to one share of Preferred Stock.



                     RECONS                                                     Common Shares


Trading and Listing

The RECONS will be newly issued.  There is currently                The Common Shares are listed and trade on the
no market for RECONS.  We  have applied to list the                 NYSE and the Pacific Exchange, in each case
RECONS on the NYSE subject to listing requirements,                 under the symbol "WWP."  Effective January 1,
including the requirement that the shares be broadly                1999, the Company will change its name to
distributed.  We anticipate that the RECONS will be                 Avista Corporation and the Common Shares will
listed and trade under the symbol "WWPPrL" until                   trade under the symbol "AVA" on the NYSE and
January 1, 1999 when the symbol will be changed to                  the Pacific Exchange.
"AVAPrL". If the conditions to listing on the NYSE
are not met, we expect that the RECONS will trade in
the over-the-counter market. You should not assume that
there will be an active trading market for the RECONS.


Comparison of Returns

The center table below illustrates how your investment might change if you elect to exchange 100 Common Shares for 100 RECONS and the Company exercises its option to convert those RECONS on September 15, 2001. The table on the right reflects a continued investment in 100 Common Shares and assumes that there is no change in the new dividend rate on Common Shares of $0.12 per quarter ($0.48 per year) and that the dividend on the RECONS of $0.31 per quarter is paid. Both tables exclude the effect of dividend reinvestment, assume that the investment is held until September 15, 2001, and further assume the following:



Price per Common Share (at commencement of the Exchange Offer)                      $18.75
Market value of 100 Common Shares (at commencement of the Exchange Offer)           $1,857
Annual dividend per Common Share                                                     $0.48
Annual dividend per RECONS                                                           $1.24
Optional Conversion Price Cap per RECONS                                            $24.00


                 And you exchange now for RECONS, on September 15, 2001 your investment would reflect...



If WWP's common
stock price per
share on             Common                         Total
September 15,      Shares you    Total market      RECONS                         Total
2001 is. . .      will receive      value        dividends(1)   Total value      return(%)
---------------   ------------   -------------   ------------   -----------     ----------

$   14.00          100.00        $1,400          $  372          $1,772          -5.5%
    16.00          100.00         1,600             372           1,972           5.2
    18.00          100.00         1,800             372           2,172          15.8
    20.00          100.00         2,000             372           2,372          26.5
    22.00          100.00         2,200             372           2,572          37.2
    24.00          100.00         2,400             372           2,772          47.8
    26.00           92.31         2,400             372           2,772          47.8
    28.00           85.71         2,400             372           2,772          47.8
    30.00           80.00         2,400             372           2,772          47.8
   ------          ------        ------           ------          ------         ----



              (1) Twelve (12) quarterly dividends of $0.31 per RECONS.


                 Or you DO NOT exchange for RECONS, on September 15, 2001 your investment would reflect...


                                  Total
  Common                         Common
 Shares you      Total market    Share                      Total
will receive        value      dividends(1)  Total value   return(%)
------------   --------------  ------------  -----------   ---------

   100.00       $1,400        $  144           $1,544       -17.7%
   100.00        1,600           144            1,744        -7.0
   100.00        1,800           144            1,944         3.7
   100.00        2,000           144            2,144        14.3
   100.00        2,200           144            2,344        25.0
   100.00        2,400           144            2,544        35.7
   100.00        2,600           144            2,744        46.3
   100.00        2,800           144            2,944        57.0
   100.00        3,000           144            3,144        67.7
   ------        ------       ------           ------        ----




              (2) Twelve (12) quarterly dividends of $0.12 per common shares.

The above tables are presented for illustration only. Total return is calculated as (i) total market value on September 15, 2001 plus total RECONS dividends paid, minus total market value at commencement of the Exchange Offer, divided by (ii) total market value at commencement of the Exchange Offer. Actual investment results may vary depending on a variety of factors including but not limited to market conditions, actual dividends paid on Common Shares, the number of RECONS exchanged for Common Shares, whether the RECONS are converted into Common Shares earlier than September 15, 2001, how long Common Shares are actually held and any gain or loss on reinvestment of dividends by a holder. Shareholders should note that the Optional Conversion Price will never be more than one Common Share for each RECONS and will be a decreasing fraction of one Common Share as the Current Market Price per Common Share increases over the Optional Conversion Price Cap.

                     Risk Factors/Investment Considerations

You should consider certain risk factors in deciding whether to participate in the Exchange Offer, including: the limited potential of holders of RECONS to benefit from gains in the price of Common Shares; the anticipated relative trading values of the RECONS and the Common Shares; the possible volatility of the price of Common Shares; the uncertainty of whether there will be a public market for the RECONS; the loss of voting power if you exchange Common Shares for RECONS; the reduction in the dividends on Common Shares; the dividend preference of the RECONS; and the dilution of the Common Shares upon conversion of the RECONS. See "Risk Factors/Investment Considerations" on page 12.


                 Summary Historical Consolidated Financial Data

The following table contains certain summary historical consolidated financial data of WWP. These data have been derived from and should be read in conjunction with the audited consolidated financial statements (and the related notes) of WWP for the five years ended December 31, 1997 and the unaudited consolidated financial statements (and the related notes) of WWP for the six-month periods ended June 30, 1998 and 1997 incorporated by reference herein and other information that we have filed with the Securities and Exchange Commission (the "SEC"). See "Additional Information" on page 43.


                                                      At or for the Fiscal year                            At or for the Six months
                                                         ended December 31                                       ended June 30
                                          1993         1994         1995         1996        1997          1997          1998
                                        -------------------------------------------------------------------------------------------
In thousands, except per share and
ratio data
Income Statement Data:
    Operating revenues...............   $640,599    $670,765     $755,009     $ 944,957    $1,302,172    $520,285     $1,204,664
    Income from operations...........    160,850     155,458      189,840       186,921       189,464      98,727         98,642
    Net income.......................     82,776      77,197       87,121        83,453       114,797      78,323         47,875
    Preferred stock dividend
       requirements..................      8,335       8,656        9,123         7,978         5,392       3,590          1,612
    Income available for common
       stock.........................     74,441      68,541       77,998        75,475       109,405      74,733         46,263
    Earnings per share
       Total, basic and diluted......      $1.44       $1.28        $1.41         $1.35         $1.96       $1.34          $0.83
       Cash dividends paid per common
       share.........................      $1.24       $1.24        $1.24         $1.24         $1.24       $0.62          $0.62
    Outstanding common stock
       Weighted average, basic and
       diluted.......................     51,616      53,538       55,173        55,960        55,960      55,960         55,960
       Shares outstanding at end of
       period........................     52,758      54,421       55,948        55,960        55,960      55,960         55,960
    Ratio of earnings to fixed charges
       and preferred dividend
       requirements..................       2.77        2.59         2.61          2.50          3.12        3.06(a)        2.68(a)

Balance Sheet Data:
    Total assets..................... $1,837,838  $1,994,253   $2,098,902    $2,177,298    $2,411,785  $2,194,731     $3,069,475
    Long term debt...................    647,229     721,146      738,287       764,526       762,185     653,462        788,481
    Preferred trust securities.......         --          --           --            --       110,000     110,000        110,000
     Preferred stock--cumulative.....    135,000     135,000      135,000       115,000        45,000      95,000         35,000
    Common equity....................    634,379     677,494      717,125       710,736       748,812     755,646        759,358
    Book value per share.............     $12.02      $12.45       $12.82        $12.70        $13.38      $13.50         $13.57

(a) For purposes of computing the ratios of earnings to fixed charges plus preferred dividend requirements, "earnings" consist of net income before interest charges and cumulative preferred dividend requirements, plus income taxes, plus the estimated interest component of rentals. "Earnings" also include allowance for borrowed and other funds used during construction. Fixed charges consist of interest charges, the estimated interest component of rentals and the pretax dividend requirements on cumulative preferred stock. The ratio shown for the June 30 period is based on information for the twelve months ended June 30.

        Summary Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma information is provided to you to aid in your analysis of the financial aspects of the Exchange Offer. This information was derived from the audited consolidated financial statements of WWP for the fiscal year ended December 31, 1997 and the unaudited consolidated financial statements of WWP for the six-month period ended June 30, 1998. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements of WWP that are incorporated by reference herein and other information that we have filed with the SEC. See "Additional Information" on page 43.

The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the following transactions and events: (1) the planned reduction in the annualized Common Stock dividend from $1.24 per share ($.31 per share each quarter) to $.48 per share ($.12 per share each quarter), (2) the proposed exchange of 20,000,000 Common Shares for 20,000,000 RECONS representing 2,000,000 shares of New Preferred Stock and (3) the planned dividend on New Preferred Stock of $12.40 per share annually and an assumed stated value of $180 per share. The Pro Forma Consolidated Statement of Income Data assumes that these transactions occurred on the first day of the respective periods presented and the Pro Forma Consolidated Balance Sheet Data assumes that these transactions occurred on June 30, 1998.

This information is presented to show you what WWP might have looked like if the Exchange Offer had occurred for such amount and at the times outlined above. You should not rely on the pro forma information as being indicative of the historical results that would have been achieved, the future results that WWP will experience after the Exchange Offer or the number of Common Shares that will be exchanged in the Exchange Offer.


                                                                  Fiscal year ended                Six months ended
                                                                   December 31 1997                 June 30 1998
                                                                  -------------------------------------------------
In thousands, except per share data
Pro Forma Consolidated Statement of Income Data:
Operating revenues.......................................                $1,302,172                  $1,204,664
Income from operations...................................                   189,464                      98,642
Net income...............................................                   114,797                      47,875
Preferred stock dividend requirements....................                    30,192(a)                   14,012(a)
 Income available for common stock.......................                    84,605                      33,863
Earnings per share
    Basic................................................                     $2.35(a)                    $0.94(a)
    Diluted..............................................                     $1.96(b)                    $0.83(b)
Dividends paid per common share..........................                     $0.48                       $0.24
Outstanding common stock
    Weighted average basic...............................                    35,960(a)                   35,960(a)
    Weighted average diluted.............................                    55,960(b)                   55,960(b)
    Shares outstanding at end of period..................                    35,960                      35,960
 Ratio of earnings to fixed charges and
    preferred dividend requirements......................                      2.07                        1.84

                                                                            At June 30
                                                                               1998
                                                                            -----------
Pro Forma Consolidated Balance Sheet Data:
Total assets.............................................                   $3,061,675
Long term debt...........................................                      788,481
Preferred trust securities...............................                      110,000
Preferred stock--cumulative..............................                       35,000
Convertible preferred stock..............................                      360,000
Common equity............................................                      391,558
Book value per share.....................................                       $10.89



(a) The Series L Preferred Stock is not common stock equivalent for basic earnings per share purposes. The estimated preferred stock dividend of $24.8 million for 1997 and $12.4 million for the first half of 1998 have been deducted from net income for purposes of determining basic earnings per common share.

(b) For purposes of determining diluted earnings per share, the Series L Preferred Stock is common stock equivalent (assumed conversion). The estimated preferred stock dividends of $24.8 million for 1997 and $12.4 million for the first half of 1998 have been added to income available for common stock for diluted earnings per common share.

                     Historical and Pro Forma Capitalization


The following table presents the historical consolidated capitalization of WWP as of June 30, 1998, and the unaudited pro forma capitalization of WWP after giving effect to the Exchange Offer. See "Summary Pro Forma Financial Data" for further discussion of these transactions.


                                                                                            At June 30, 1998
                                                                                   Historical               Pro Forma
                                                                                  ------------------------------------
Dollars in thousands

Long-term debt.....................................................                 $788,481                  $788,481
Preferred trust securities.........................................                  110,000                   110,000
                                                                                    --------                  --------
 Preferred stock--cumulative:
    10,000,000 shares authorized:
    Subject to mandatory redemption:
       $6.95 Series K; 350,000 shares outstanding ($100 stated
       value)......................................................                   35,000                    35,000
    Not subject to mandatory redemption:
       $12.40 Convertible Series L; 2,000,000 shares outstanding
       (assumed $180 stated value).................................                       --                   360,000(a)
                                                                                    --------                  --------
              Total................................................                   35,000                   395,000
                                                                                    --------                  --------
Common equity......................................................                  759,358                   391,558(b)

Total capitalization...............................................               $1,692,839                $1,685,039

(a) Reflects the issuance of $360 million, or 2,000,000 shares, of Series L Preferred Stock assumed to be exchanged for 20,000,000 shares of Common Stock. Series L Preferred Stock will be issued in exchange for shares of Common Stock on a one-for-ten basis. Each share of Series L Preferred Stock will be recorded at its stated value which will be fixed at the market price of the Common Stock received in exchange therefor (assumed to be $18 per share).

(b) Common Shares received in exchange for the Series L Preferred Stock will be recorded as a charge against common equity at cost (market value at the time of the exchange) on the Company's Balance Sheet. This will have the effect of reducing common equity by $360 million (assuming 20,000,000 shares at $18 per share). An estimate of $7.8 million of expenses for the Exchange Offer has been included as a charge to equity.

              Price Range of Common Shares and Dividend Information

The Common Shares are listed and principally traded on the NYSE. The high and low closing prices for the Common Shares (as reported on the Consolidated Tape maintained by the Consolidated Tape Association) and the quarterly cash dividend per share declared and paid on all the Common Shares in 1996, 1997 and 1998 are listed below.


                                                                                        Cash Dividend
                                               Stock Price                          Declared and Paid
                                                  High               Low
                                               ------------------------------------------------------
1996
First Quarter............................        $19 1/8            $17 1/4                $.31
 Second Quarter..........................         19 7/8             17 3/4                 .31
Third Quarter............................         19 3/4             17 7/8                 .31
 Fourth Quarter..........................         19 3/4             18                     .31


1997
First Quarter............................        $19                $17 3/8                $.31
Second Quarter...........................         19 7/8             17 3/8                 .31
Third Quarter............................         21 1/4             18 7/8                 .31
Fourth Quarter...........................         24 13/16           18 15/16               .31


1998
First Quarter............................         $24 13/16         $21 3/4                $.31
Second Quarter...........................          24 7/8            20 13/16               .31
Third Quarter............................          22 13/16          16 1/8                 .31
Fourth Quarter (through  October 20).....          20 3/16           18                      --


On October 20, 1998, the last full trading day prior to commencement of the Exchange Offer, the reported high and low sales prices of the Common Shares were $18 15/16 and $18 5/8 per share, respectively, and the reported last sale price was $18 3/4 per share, all as reported on the Consolidated Tape maintained by the Consolidated Tape Association.

On August 17, 1998, the Company announced that it reduced the quarterly dividend paid with respect to the Common Shares from $.31 to $.12 per share, effective with the quarterly dividend payable on December 15, 1998.

                     Risk Factors/Investment Considerations


In considering whether or not to tender Common Shares pursuant to the Exchange Offer, you should consider carefully all of the information set forth or incorporated in this Prospectus and, in particular, the following risk factors and investment considerations. In addition, for a discussion of certain additional uncertainties associated with (1) the business of WWP, as well as (2) forward-looking statements in this Prospectus, please see "Forward-Looking Statements" on page 13.


Limited Potential to Benefit from Gains in the Common Share Price

We may convert your RECONS before November 1, 2001, in which case you will receive the number of Common Shares having a value equal to the RECONS Optional Conversion Price, plus cash equal to accrued and unpaid dividends and the RECONS Optional Conversion Premium, if any (payable in cash or, at the Company's option, in Common Shares). If at any time while the RECONS are outstanding the Common Shares are trading in the marketplace at a market value higher than the market value of the RECONS Optional Conversion Price plus the Optional Conversion Premium, you may expect that we would convert your RECONS. This would limit your potential to profit from any increase in the price of the Common Shares above the RECONS Optional Conversion Price, since you would receive less than one Common Share for each RECONS required to be exchanged. On the other hand, you are not protected from any decrease in the trading price of the Common Shares.

Trading Value of the Securities

Because the RECONS have a different economic structure than the Common Shares, we do not expect that the two securities will trade at the same price. Depending on the circumstances discussed in the next paragraph, the RECONS may trade at a price higher or lower than the Common Shares.


Possible Volatility of Common Stock Price

When your RECONS are converted, whether on November 1, 2001, or earlier, you will receive a certain number of Common Shares in return. The price of these Common Shares will be determined in the marketplace and may be influenced by many factors, including how we perform as a company, how other investors in the marketplace perceive us and our prospects, how many people are buying and selling our Common Shares, and generally how the economy and stock markets are performing.


No Prior Public Market for RECONS; Possible Withdrawal of Listing on NYSE

At the time of the Exchange Offer, there will be no public market for the RECONS. We have applied to list the RECONS for trading on the NYSE. Rules of the NYSE require that the number, total value and number of holders of RECONS meet certain minimum criteria in order to be listed. If any of these criteria are not satisfied, the NYSE might not accept the RECONS for listing, in which case we would withdraw our listing application. We cannot promise that the RECONS will meet the NYSE's criteria or that, even if they do, the RECONS will be accepted for listing on the NYSE. If the RECONS are not accepted for listing on the NYSE, it might be more difficult for you to buy and sell the RECONS, which could lower their value. In the event that the RECONS cannot be listed on the NYSE, the Company will use its best efforts to cause them to be listed on another securities exchange or included in the National Association of Securities Dealers Automated Quotation System. Again, we cannot promise that we would be successful in these efforts or that an active trading market for the RECONS will develop.

Loss of Voting Power

Once you exchange your Common Shares for RECONS, you will not have the same rights as a holder of Common Shares. In particular, you will no longer be entitled to vote for directors of the Company, except that if we fail to pay dividends on the New Preferred Stock (and thus your RECONS) for eighteen months, the holders of Preferred Stock, as a class, will have the right to elect a majority of the Board of Directors. The voting power of those holders of Common Shares who do not tender their shares in the Exchange Offer will be increased proportionately.

Reduction in Common Share Dividend Payment; Dividend Preference of the New Preferred Stock and the RECONS

On September 15, 1998, we paid a cash dividend of $0.31 per Common Share to holders of record as of August 25, 1998. However, we expect that thereafter we will pay dividends at an annual rate not exceeding $0.48 per share ($0.12 per quarter), a reduction of approximately 61% compared to the $1.24 annual level paid in the past. We have already announced the dividend reduction for the dividend payable on December 15, 1998. We are reducing the dividend in order to enable us to use a greater portion of our operating cash flow for growth initiatives and new investment opportunities in every area of our business. After the Exchange Offer, we may pay a higher or lower dividend on the Common Shares, depending on our future earnings, our financing needs, our financial condition and other factors, all as determined by the Board of Directors from time to time. Holders of RECONS will receive payment of dividends before holders of Common Shares receive any dividend payments.

Dilution of Common Equity Upon Conversion of the RECONS

When your RECONS are converted back into a number of Common Shares, whether on the Mandatory Conversion Date or earlier, the total number of Common Shares outstanding will be increased by the number of Common Shares issued in exchange for the RECONS. As a result, each Common Share will represent a smaller percentage of the Company's total equity than it did while the RECONS were outstanding.

                           Forward-Looking Statements

Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," and similar expressions. They appear in a number of places in this Prospectus and in the documents incorporated herein by reference. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, the specific risk factors described under the caption "Risk Factors/Investment Considerations" and uncertainties associated with the business of the Company described in the reports incorporated by reference herein, including regulatory uncertainties and risks associated with acquisitions and increasing competition. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard to thereto or any change in events, conditions, or circumstances on which any such statement is based.

                                   The Company

Washington Water Power is an energy services company with operations located throughout the United States. The Company, which was incorporated in the State of Washington in 1889, primarily operates in the electric and natural gas utility businesses. WWP owns Avista, which in turn owns all the Company's non-regulated energy and non-energy businesses. Avista's subsidiaries include Pentzer, Avista Energy, Avista Advantage and Avista Labs. At December 31, 1997, the Company's employees included 1,467 people in its utility operations and approximately 1,751 people in its majority-owned non-regulated businesses (energy and non-energy). The Company's corporate headquarters are located at 1411 East Mission Avenue, in Spokane, Washington 99202.

The Company's operations are organized into four lines of businesses, two of which comprise its utility operations. The Energy Delivery business provides electricity and natural gas in a 26,000 square-mile area in eastern Washington and northern Idaho, with a combined population of approximately 825,000, as of December 31, 1997, as well as natural gas services in a 4,000 square-mile area in northeast and southwest Oregon and South Lake Tahoe region of California, with a combined population of approximately 495,000, as of such date. The Generation and Resources business includes the generation and production of electric energy, and short- and long-term electric and natural gas wholesale sales and wholesale marketing primarily to, and commodity trading with, other utilities and power brokers in the Western Systems Coordinating Council. The National Energy Trading and Marketing business, which is conducted through subsidiaries, focuses on commodity trading, energy marketing and energy related products and services on a national basis. The non-energy business primarily consists of Pentzer, a private investment firm.

Changes underway in the utility and energy industries are creating new opportunities to expand the Company's businesses and serve new markets. In pursuing such opportunities, the Company is shifting its strategic direction to growth in order to achieve its goal of becoming a diversified North American energy company. The Company's estimates for capital expenditures (as reported in the Company's Annual Report on Form 10-K for 1997) do not include expenditures that would be required to fund such strategies. Additional capital expenditures that would be required during the 1999-2000 period could range from $400 million to $600 million. Sources of funds would include, but are not necessarily limited to, cash flows from the reduction in the Company's common stock dividend that was announced on August 17, 1998, monetization of certain long-term contracts, an increase in the sale of the Company's accounts receivable, sales of certain assets, additional long-term debt, leasing or other equity securities. The Company's strategies are described below.

Energy

The Company seeks to strengthen its position of leadership in energy delivery and generation as well as energy trading and marketing on a local, regional and national basis. The Company will seek to increase its asset and customer base through a focus on acquisitions and strategic alliances in all parts of its business. The Company intends to focus on growing its core energy business by seeking to acquire control of physical assets, specifically power generation assets and electric and gas transmission and distribution assets. The Company expects that initial growth will come at a local and regional level, with national growth to follow. Key strengths of the Company today include its position as one of the lowest-cost-producers of power in the nation, expertise in hydroelectric and power system management, plus capabilities in trading and wholesale and retail marketing of gas and electric energy. The Company is also continuing to develop a unique approach to commercialization of fuel cell technology.

Locally. WWP is a long-standing leader in the Northwest region of the United States, providing some of the lowest cost energy to its customers. The Company's strategy is to add selectively to its already strong foundation of state-regulated utility assets to solidify its position as a leading supplier of a low-cost electric and natural gas energy services.

Regionally. The Company intends to add to its regulated and non-regulated assets on a regional basis and participate in industry consolidation to further optimize its assets and create greater economies of scale. In addition to energy delivery and generation, WWP plans to concentrate on growing its energy trading and marketing business. The strong growth in this business is driven by the Company's significant base of knowledge and experience in the operation of physical systems -- for both natural gas and electric energy -- in the region, as well as its relationship-focused approach to the customer.

Nationally. WWP's strong regional energy trading and marketing skills serve as a platform for the Company's growing national presence. The Company will seek to expand its customer base through relationships with other energy providers outside WWP's Northwest stronghold and thereby leverage its existing trading and marketing skills.

Non-Energy

WWP conducts the majority of its non-energy business through its wholly owned subsidiary, Pentzer Corporation. Pentzer's business strategy is to acquire controlling interests in a broad range of middle market companies, facilitate improved productivity and growth, and ultimately sell such companies to the public or a strategic buyer.

The Company's growth strategy will expose the Company to risks associated with rapid expansion, challenges in recruiting and retaining qualified personnel, risks associated with acquisitions and joint ventures and increasing competition. In addition, growth in the energy and trading and marketing business will expose the Company to increased financial and credit risks associated with commodity trading activities, which risks are described further in the Company's reports filed with the SEC and incorporated by reference herein. The Company believes that its extensive experience in the electric and gas businesses, coupled with its strong management team, will allow WWP to effectively manage its transition to a diversified North American energy company.

For a complete description of the Company's business and investment considerations relevant to an investment in the Company, investors are encouraged to carefully review the documents incorporated in this Prospectus by reference. See "Additional Information" on page 43.

                            Recent Operating Results

         The Company's results of operations for 1997 and the 12 month periods ended June 30 and September 30, 1998 are as follows:



                                                              12 Months Ended
                                          --------------------------------------------------------
                                              December 31          June 30        September 30
                                                1997                1998              1998
                                          -----------------     -------------   ------------------
                                                                 (Unaudited)        (Unaudited)
Dollars in thousands

Operating Revenues ....................         $1,302,172         $2,005,871         $3,167,500
Net Income ............................            114,797             84,349             79,820
 Preferred Stock Dividend Requirements               5,392              3,414              3,044
 Ratio of Earnings to Fixed Charges and
  Preferred Dividend Requirements......               3.12               2.68               2.54



The increased revenues over the periods presented are primarily the result of increased energy trading and marketing activities of Avista Energy. Resource costs for these same periods increased by nearly the same amount. Net income for the 12 months ended September 30, 1998 did not include the $47.3 million income tax recovery in June 1997, which was included in the other periods shown. Preferred dividends decreased over the periods presented due to redemptions, but have been offset by increased interest expense.

                   Pro Forma Consolidated Statement Of Income
                      For The Year Ended December 31, 1997
                       And Six Months Ended June 30, 1998
                                   (unaudited)

                                                                  December 31
                                                                     1997           Adjustments        Pro Forma
                                                                  -----------       -----------       -----------


Dollars in thousands, except per share data
  Operating revenues .......................................      $ 1,302,172                 0       $ 1,302,172
                                                                  -----------       -----------       -----------

Operating expenses:
    Resource costs ........................................          719,905                 0           719,905
    Operations and maintenance ............................          176,354                 0           176,354
    Administrative and general ............................           96,611                 0            96,611
    Depreciation and amortization .........................           69,893                 0            69,893
    Taxes other than income taxes .........................           49,945                 0            49,945
                                                                  -----------                         -----------
      Total operating expense .............................        1,112,708                 0         1,112,708
                                                                  -----------       -----------       -----------
Income from operations ....................................          189,464                 0           189,464
                                                                  -----------                         -----------

Other income (expense):
    Interest expense ......................................          (66,275)                0           (66,275)
    Interest on income tax recovery .......................           47,338                 0            47,338
    Net gain on subsidiary transactions ...................           11,218                 0            11,218
      Other income (deductions)-net .......................           (5,873)                0            (5,873)
                                                                  -----------       -----------       -----------
        Total other income (expense)-net ..................          (13,592)                0           (13,592)
                                                                  -----------       -----------       -----------
Income before income taxes .................................          175,872                 0           175,872

Income taxes ...............................................           61,075                 0            61,075
                                                                  -----------                         -----------
Net income .................................................          114,797                 0           114,797
Deduct Preferred stock dividend
  requirements .............................................            5,392            24,800            30,192
                                                                  -----------                         -----------
Income available for common stock ..........................      $   109,405                 0       $    84,605
                                                                  -----------       -----------       -----------
                                                                  -----------       -----------       -----------
  Average common shares outstanding (thousands)

    Basic .................................................           55,960           (20,000)            35,960
    Diluted ...............................................           55,960                 0             55,960

Earnings per share of common stock
  Basic and diluted

    Basic ..................................................     $      1.96                 0        $      2.35
    Diluted ................................................     $      1.96                 0        $      1.96

Dividends paid per common share ............................      $      1.24       ($    0.76)       $      0.48


 Retained earnings, January 1 ..............................      $   131,301                 0       $   131,301


Net income .................................................      $   114,797                 0       $   114,797
Dividend declared:
    Preferred stock ........................................      ($    5,339)      ($   24,800)      ($   30,139)
    Common Stock ...........................................      ($   69,390)      $    52,129       ($   17,261)
ESOP dividend tax savings ..................................      $       407                 0       $       407
                                                                  -----------       -----------       -----------
Retained earnings at end of period .........................      $   171,776       $    27,329       $   199,105
                                                                  -----------       -----------       -----------
                                                                  -----------       -----------       -----------


                                                                    June 30
                                                                        1997       Adjustments       Pro Forma
                                                                  -----------       -----------       -----------

Dollars in thousands, except per share data
 Operating revenues ........................................      $ 1,204,664                        $ 1,204,664
                                                                  -----------                        -----------

Operating expenses:
    Resource costs .........................................          885,256                            885,256
    Operations and maintenance .............................           97,864                             97,864
    Administrative and general .............................           62,418                             62,418
    Depreciation and amortization ..........................           34,602                             34,602
    Taxes other than income taxes ..........................           25,882                             25,882
                                                                  -----------       -----------       -----------
      Total operating expense ..............................        1,106,022                          1,106,022
                                                                  -----------       -----------       -----------

Income from operations .....................................           98,642                              98,642
                                                                  -----------       -----------       -----------

Other income (expense):
    Interest expense .......................................          (34,060)                            (34,060)
    Interest on income tax recovery ........................             --                                  --
    Net gain on subsidiary transactions ....................            7,611                               7,611
    Other income (deductions)-net ..........................            4,947                               4,947
                                                                  -----------                         -----------
      Total other income (expense)-net .....................         (21,502)                            (21,502)
                                                                  -----------                         -----------

Income before income taxes .................................           77,140                              77,140

Income taxes ...............................................           29,265                              29,265
                                                                  -----------                         -----------
Net income .................................................           47,875                              47,875
Deduct Preferred stock dividend
 requirements ..............................................            1,612            12,400            14,012
                                                                  -----------                         -----------

Income available for common stock ..........................      $    46,263                         $    33,863
                                                                  -----------                         -----------
                                                                  -----------                         -----------
Average common shares outstanding (thousands)

    Basic ...................................................           55,960           (20,000)           35,960
    Diluted .................................................           55,960                              55,960

Earnings per share of common stock
 Basic and diluted
    Basic ...................................................      $      0.83                         $      0.94
    Diluted .................................................      $      0.83                         $      0.83

Dividends paid per common share ............................       $      0.62      ($      0.38)      $      0.24

Retained earnings, January 1 ...............................       $   199,105                         $   199,105

Net income .................................................      $    47,875                         $    47,875
Dividend declared:
         Preferred stock ...................................      ($    1,612)      ($   12,400)      ($   14,012)
         Common Stock ......................................      ($   34,695)       $   26,065       ($    8,630)
ESOP dividend tax savings ..................................       $      195                          $      195
                                                                  -----------       -----------       -----------
Retained earnings at end of period .........................      $   210,868       $    13,665       $   224,533
                                                                  -----------       -----------       -----------
                                                                  -----------       -----------       -----------

                                       16

                 Pro Forma Condensed Consolidated Balance Sheet
                                At June 30, 1998
                                   (unaudited)

                                                                      June 30,
                                                                         1998      Adjustments        Pro Forma
                                                                     -----------   ------------      -----------
Dollars in thousands
Total assets:                                                        $ 3,069,475   $    (7,800)(b)   $ 3,061,675
                                                                     -----------   ------------      -----------
Liabilities and capitalization

Total current and non current liabilities ........................     1,376,636                       1,376,636
                                                                     -----------                     -----------
Long term debt ...................................................       788,481                         788,481
                                                                     -----------                     -----------
Company obligated mandatorily redeemable
  preferred trust securities
  7 7/8%, Series A, due 2037 .....................................        60,000                         60,000
  Floating Rate, Series B, due 2037 ..............................        50,000                         50,000
                                                                     -----------                     -----------
      Total company obligated mandatorily redeemable
        preferred trust securities ...............................       110,000                        110,000
                                                                     -----------                     -----------
Preferred stock--cumulative:
  10,000,000 shares authorized:
  Subject to mandatory redemption:
    $6.95 Series K; 350,000 shares outstanding ($100
      stated value) .............................................        35,000                          35,000
  Not subject to mandatory redemption:
    $12.40 Convertible Series L; 2,000,000 shares
      outstanding (assumed $180 stated value) ...................          --         360,000           360,000
                                                                     -----------   ------------      -----------
        Total ...................................................        35,000       360,000           395,000
                                                                     -----------   ------------      -----------
Common equity:
  Common stock, no par value; 200,000,000 shares
    authorized; 55,960,360 shares outstanding;
    35,960,360 outstanding.......................................       594,852      (275,112)(a)       319,740
  Note receivable from employee stock ownership plan ............        (9,770)                         (9,770)
  Capital stock expense and other paid in capital ...............       (10,173)       (7,800)(b)       (17,973)
  Unrealized investment gain - net ..............................           946                             946
  Retained earnings .............................................       183,503       (84,888)(a)        98,615
                                                                      ---------     ---------          --------
     Total common equity.........................................       759,358      (367,800)          391,558
                                                                      ---------     ---------          --------

Total capitalization ............................................    $1,692,839       $(7,800)       $1,685,039
                                                                      ---------     ---------          --------
                                                                      ---------     ---------          --------

Total liabilities and capitalization ............................    $3,069,475       $(7,800)       $3,061,675
                                                                      ---------     ---------          --------
                                                                      ---------     ---------          --------


(a) The allocation of the assumed $360 million to common equity was performed on a percentage basis.

(b) The estimated expenses associated with the Exchange Offer.

                               The Exchange Offer

Background and Purpose

The Company is making the Exchange Offer to provide those shareholders whose primary objective may be current income with an opportunity, subject to the terms and conditions of the Exchange Offer, to exchange all or a portion of their Common Shares for an equal number of RECONS entitled to receive an annual cash dividend of $1.24 per share. The Exchange Offer provides holders of Common Shares with the option of exchanging their shares for RECONS and receiving a stated dividend higher than the dividend expected on Common Shares. However, the Company may convert the RECONS at any time at the RECONS Optional Conversion Price (plus the RECONS Optional Conversion Premium, if any, and accrued dividends), which may, at the time of such conversion, be less than the then existing market price of the Common Shares. In the event of an optional conversion, there is a substantial likelihood that a holder of RECONS would receive less than one Common Share for each RECONS. Thus, an investment in the RECONS does not provide the holder with the same opportunity for share price appreciation afforded by an investment in the Common Shares.


Terms of the Exchange Offer

Upon the terms and subject to the conditions described herein and in the related Letter of Transmittal (which together constitute the Exchange Offer), the Company is offering to exchange RECONS for up to 20,000,000 Common Shares at a rate of one RECONS for each Common Share validly tendered prior to the Expiration Date and not theretofore withdrawn as described under "--Withdrawal of Tendered Common Shares." The Exchange Offer is being made to all shareholders, including officers, directors and affiliates of the Company, on the same terms and conditions, except that participants in the Company's 401(k) Plan (as defined herein) may not tender Common Shares held in the Company Contribution Account . If the Exchange Offer is oversubscribed as described below, only Common Shares validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date will be eligible for proration. All Common Shares not acquired pursuant to the Exchange Offer, including Common Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

The Company's obligation to accept Common Shares for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Conditions of the Exchange Offer." Among other conditions, the Exchange Offer is conditioned upon a minimum of 6,000,000 Common Shares being validly tendered and not withdrawn prior to the Expiration Date (the "Minimum Condition"). If the Minimum Condition is not satisfied prior to the Expiration Date, the Company shall either (i) decline to accept for exchange and exchange any of the Common Shares tendered and terminate the Exchange Offer or (ii) extend the Exchange Offer and, subject to the right of shareholders to withdraw Common Shares until the Expiration Date, retain the Common Shares which have been tendered during the period or periods for which the Exchange Offer is extended.

The Company reserves the right at any time or from time to time to amend the Exchange Offer in any respect by making a public announcement of such amendment subject to complying with the applicable rules and regulations of the SEC. If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, the Company will extend the duration of the Exchange Offer to the extent required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Certain rules promulgated under the Exchange Act provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such material is first published, sent or given, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response.

The tender of any Common Shares pursuant to the Exchange Offer will include the tender of the associated Rights (as defined herein) under the Rights Agreement (as defined herein), as described in "Description of Capital Stock--Preferred Share Purchase Rights." No separate consideration will be paid for such Rights.

Expiration of the Exchange Offer; Extension of the Exchange Offer

The Exchange Offer will expire on the Expiration Date, unless extended. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, November 18, 1998, unless and until the Company shall have extended the period of time for which the Exchange Offer is open, in which event "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire.

The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent. There can be no assurance, however, that the Company will exercise its right to extend the Exchange Offer. If the Company decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Common Shares) or decrease the number of Common Shares being sought in the Exchange Offer and, at the time that notice of such increase or decrease is first published, sent or given to holders of Common Shares in the manner specified below, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. As used herein, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Proration

Upon the terms and subject to the conditions of the Exchange Offer (including the Minimum Condition), if 20,000,000 or fewer Common Shares have been validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date, the Company will accept all such Common Shares for exchange. Upon the terms and subject to the conditions of the Exchange Offer, if more than 20,000,000 Common Shares have been validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date, the Company will accept for exchange all Common Shares validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Common Shares). Shares validly tendered but not accepted for exchange will be promptly returned following final determination of the proration factor.

The Company does not expect that it would be able to announce the final proration factor or to commence delivery of RECONS until approximately five NYSE trading days after the Expiration Date if proration of tendered Common Shares is required, because of the difficulty in determining the number of Common Shares validly tendered (including Common Shares tendered pursuant to the guaranteed delivery procedure described below) and not withdrawn prior to the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Common Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such information from their brokers.


Regulatory Approvals

Prior to commencing the Exchange Offer, the Company will have received all material federal or state regulatory approvals necessary to consummate the Exchange Offer or any transactions contemplated in connection therewith.

Appraisal Rights

The Exchange Offer will not give rise to dissenter's rights of appraisal under Washington law.

Accounting Treatment

Each share of New Preferred Stock will be recorded on the Company's Balance Sheet at its stated value which will be fixed at the market price of the Common Stock received in exchange therefor. Common Stock received in exchange for the New Preferred Stock will be recorded on the Company's Balance Sheet as a charge against common equity at cost (market value at the time of the exchange).

Procedure for Tender

Registered holders of Common Shares, as well as beneficial owners who are direct participants in DTC or who are participants in the Company's Dividend Reinvestment and Stock Purchase Plan, who desire to participate in the Exchange Offer should follow the instructions set forth below and in the Letter of Transmittal.

All other beneficial owners of Common Shares should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the Letter of Transmittal DO NOT APPLY to such beneficial owners.

To tender Common Shares pursuant to the Exchange Offer, either (a) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer of shares, and any other documents required by the Letter of Transmittal must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either (i) certificates for the Common Shares to be tendered must be received by the Exchange Agent at one of such addresses or (ii) such Common Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery must be received by the Exchange Agent), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with.

The Exchange Agent will establish accounts with respect to the Common Shares at The Depository Trust Company ("DTC"), for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's system may make delivery of Common Shares by causing DTC to transfer such Common Shares into the Exchange Agent's account in accordance with DTC's procedures. Although delivery of Common Shares may be effected through book-entry transfer, the Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message, and any other required documents must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant tendering the shares that such participant has received and agrees to be bound by the Letter of Transmittal. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Exchange Agent.

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each being an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered holder of the Common Shares tendered therewith and such holder has not completed the boxes entitled "Special Issue Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) such Common Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If a shareholder desires to tender Common Shares pursuant to the Exchange Offer and cannot deliver such Common Shares and all other required documents to the Exchange Agent by the Expiration Date, such Common Shares may nevertheless be tendered if all of the following conditions are met:

(i)   such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company is received by the Exchange Agent (as provided below) by the Expiration Date; and

(iii) the certificates for such Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Exchange Agent's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a Guarantee by an Eligible Institution in the form set forth in such Notice.

Shareholders who are participants in the Company's Dividend Reinvestment and Stock Purchase Plan may tender some or all of the Common Shares held in their plan account. However, dividend payments on RECONS received in exchange for such Common Shares will be paid in cash and cannot be automatically reinvested under the plan. Holders wishing to tender Common Shares should so indicate by checking the appropriate box in the section of the Letter of Transmittal captioned "Description of Common Shares Tendered in the Exchange Offer" and returning the properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof with any required signature guarantees and any other documents required by the Letter of Transmittal to the Exchange Agent.

Participants in the Company's Investment and Employee Stock Ownership Plan (the "401(k) Plan") may tender Common Shares held in their 401(k) Company Stock Fund. Any Common Shares held in the Company Contribution Account in the 401(k) Plan may not be tendered. Dividend payments on RECONS received in exchange for Common Shares which were originally held under the 401(k) Plan will automatically be invested in Common Shares. Shareholders who wish to tender Common Shares held in their 401(k) Company Stock Fund should complete and return the 401(k) Election to Tender Shares of Common Stock to the plan record keeper, Howard Johnson & Company. Any plan account Common Shares tendered but not accepted for exchange will be returned to the shareholder's applicable plan account.

PARTICIPANTS WHO HOLD COMMON SHARES IN THEIR 401(k) COMPANY STOCK FUND UNDER THE 401(k) PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF COMMON SHARES, BUT MUST USE THE SEPARATE ELECTION FORM SENT TO THEM.

If any certificate representing Common Shares has been mutilated, destroyed, lost or stolen, the shareholder must (i) furnish to the Exchange Agent evidence, satisfactory to it in its discretion, of the ownership of and destruction, loss or theft of such certificate, (ii) furnish to the Exchange Agent indemnity satisfactory to it in its discretion and (iii) comply with such other reasonable regulations as the Exchange Agent may proscribe.

The tender of Common Shares pursuant to the Exchange Offer in accordance with the procedures described above will constitute an agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Exchange Offer, including the tendering shareholder's representation and warranty that (i) such shareholder owns the Common Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Common Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Common Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Common Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Common Shares tendered and will acquire such Common Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Common Shares to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Common Shares pursuant to the procedures described above will constitute the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Common Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Common Shares complies with Rule 14e-4.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Common Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Common Shares determined by it not to be in proper form or to reject Common Shares the acceptance of exchange or exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Common Shares. None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR COMMON SHARES, IN CONNECTION WITH TENDERING PURSUANT TO THE EXCHANGE OFFER IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, INSURED FOR AT LEAST 2% OF THE MARKET VALUE OF THE COMMON SHARES, IS RECOMMENDED AND SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

Withdrawal of Tendered Common Shares

Tenders of Common Shares made pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 17, 1998 unless theretofore accepted for exchange as provided in this Prospectus. If the Company extends the period of time during which the Exchange Offer is open, is delayed in accepting for exchange or exchanging Common Shares or is unable to accept for exchange or to exchange Common Shares pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Common Shares tendered, and such Common Shares may not be withdrawn except as otherwise provided herein, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

A Holder whose Common Shares are held through a broker and who has tendered any or all of such shares pursuant to the Exchange Offer may withdraw such tender only by directly contacting the broker and following the broker's withdrawal instructions. Participants in the Company's 401(k) Plan who have tendered Common Shares held in their 401(k) Company Stock Fund may only withdraw such tender by contacting the plan record keeper, Howard Johnson & Company, and following the record keeper's withdrawal instructions. The broker or plan record keeper, as the case may be, should be contacted as promptly as possible and with sufficient time to allow such party to withdraw the applicable tender prior to the Expiration Date.

In order for the withdrawal of a tender of Common Shares held by a registered holder, or of Common Shares held in the Dividend Reinvestment and Stock Purchase Plan, to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and must specify the name of the person who tendered the Common Shares to be withdrawn and the number of Common Shares to be withdrawn . If the Common Shares to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Common Shares tendered by an Eligible Institution) must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the certificate numbers shown on the particular certificates evidencing the Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Common Shares. Withdrawals may not be rescinded and Common Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn Common Shares may be tendered again by following one of the procedures described in "--Procedure for Tender" at any time prior to the Expiration
Date.


All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance; Delivery of Consideration

Upon the terms and subject to the conditions of the Exchange Offer, and as promptly as practicable after the Expiration Date, the Company will (subject to the proration provisions of the Exchange Offer) accept for exchange (and thereby acquire) and exchange for RECONS the Common Shares validly tendered pursuant to the Exchange Offer by the Expiration Date and not withdrawn as permitted under "--Withdrawal of Tendered Common Shares" above. In all cases, delivery of the RECONS to exchanging holders of Common Shares will be made as soon as practicable after the Expiration Date (subject to possible delay in the event of proration) but only after timely receipt by the Exchange Agent of certificates for Common Shares (or of a confirmation of a book-entry transfer of such Common Shares into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message in the case of a book-entry transfer of Common Shares, and any other required documents. In addition, the Company reserves the right, in its sole discretion (subject to Rule 13e-4(f)(5) under the Exchange Act), to delay the acceptance for exchange or to delay exchange of any Common Shares in order to comply in whole or in part with applicable law.

For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange (and thereby acquired), subject to the proration provisions of the Exchange Offer, Common Shares that are validly tendered pursuant to the Exchange Offer prior to the Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Exchange Agent of its acceptance for exchange of Common Shares tendered pursuant to the Exchange Offer. The Exchange Agent will act as agent for tendering shareholders for the purpose of (i) receiving RECONS from the Company in exchange for Common Shares tendered pursuant to the Exchange Offer and (ii) delivering RECONS to tendering shareholders. Under no circumstances will interest be paid on RECONS to be delivered to tendering shareholders by the Company by reason of any delay in making such delivery.

Certificates for all Common Shares not acquired by the Company pursuant to the Exchange Offer for any reason will be returned (or, in the case of Common Shares tendered by book-entry transfer, such Common Shares will be credited to an account maintained with DTC) as soon as practicable (subject to possible delay in the event of proration) without expense to the tendering shareholder. The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Common Shares purchased pursuant to the Exchange Offer, except as set forth in Instruction 8 of the Letter of Transmittal.

Delivery of RECONS in exchange for Common Shares may be delayed in the event of difficulty in determining the number of Common Shares validly tendered or if proration is required. See "--Proration" above. In addition, if certain conditions are not satisfied, the Company may not be obligated to exchange RECONS pursuant to the Exchange Offer. See "--Conditions of the Exchange Offer" below. As provided in Rules 13e-4(f)(4) and (8)(ii) under the Exchange Act, the Company will deliver the same consideration per Common Share for each Common Share accepted pursuant to the Exchange Offer.

Conditions of the Exchange Offer

It is a condition of the Exchange Offer that a minimum of 6,000,000 Common Shares be validly tendered pursuant to the Exchange Offer by the Expiration Date and not withdrawn.

In addition, notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange or to exchange any Common Shares tendered pursuant to the Exchange Offer, and may terminate or amend the Exchange Offer or may postpone (subject to the requirements of the Exchange Act for prompt exchange or return of Common

Shares) the acceptance for exchange and exchange of Common Shares tendered, if at any time on or after October 21, 1998 and before acceptance for exchange or exchange of any such Common Shares any of the following shall have occurred:

(a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal which (i) challenges the making of the Exchange Offer, the issuance of the New Preferred Stock, the acquisition of some or all of the Common Shares pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer, or (ii) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Exchange Offer to the Company;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the issuance of the New Preferred Stock or the Exchange Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the issuance of the New Preferred Stock or the acceptance for exchange or exchange of some or all of the Common Shares illegal or otherwise restrict or prohibit consummation of the Exchange Offer;
(ii) delay or restrict the ability of the Company, or render the Company unable, to issue the New Preferred Stock or to accept for exchange or to exchange some or all of the Common Shares; (iii) materially impair the contemplated benefits of the Exchange Offer to the Company; or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Common Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Common Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average (8,505.85 at the close of trading on October 20, 1998) or the Standard and Poor's 500 Index (1,063.93 at the close of trading on October 20, 1998) by an amount in excess of 15% measured from the close of trading on October 20, 1998;

(d) any tender or exchange offer with respect to some or all of the Common Shares (other than the Exchange Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person or entity;

(e) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Common Share ownership or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company; or

(f) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Common Shares (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC prior to October 21, 1998 (date of commencement of the Exchange Offer), (ii) any such person, entity or group which had publicly disclosed such ownership prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Common Shares constituting more than 2% of the outstanding Common Shares (options for and other rights to acquire Common Shares which are so acquired or proposed to be acquired being deemed for this purpose to be immediately exercisable) or (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Common Shares;

and, in the sole opinion of the Company, in any such case and regardless of the circumstances (including any action or omission to act by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange or such exchange.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion, with respect to the Exchange Offer. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

Commissions and Fees

Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees, or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the acquisition of Common Shares by the Company in connection with the Exchange Offer. The Company will pay reasonable and customary compensation to, and all reasonable charges and expenses of, The Bank of New York, as Exchange Agent, and Morrow & Co, Inc., as Information Agent, in connection with the Exchange Offer and each may be indemnified against certain liabilities and expenses in connection therewith. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Common Shares in connection with the Exchange Offer, except as discussed under "Dealer Manager." Officers and regular employees of the Company and its affiliates may solicit tenders of Common Shares in connection with the Exchange Offer by telecopier, telephone or in person. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

Status of Common Shares Acquired Pursuant to the Exchange Offer

Any Common Shares acquired by the Company pursuant to the Exchange Offer will return to the status of authorized but unissued shares. Subject to the receipt of necessary regulatory approvals, such shares would be available for use by the Company, without, in most cases, the need for further shareholder authorization, for general or other corporate purposes, including conversion of RECONS, stock splits or dividends, acquisitions, employee incentive, savings and compensation plans, sales to a third party or parties, or issuance of rights or warrants to purchase Common Shares. Except for use in employee benefit plans and conversion of RECONS, the Company has no present plan to issue any authorized but unissued Common Shares.

Exchange Agent

The Bank of New York is the Exchange Agent for the Exchange Offer. All Letters of Transmittal and other documents required in connection with tenders of Common Shares pursuant to the Exchange Offer should be transmitted to the Exchange Agent in the manner specified under "--Procedure for Tender" above and in the Letter of Transmittal to its address set forth below:

            By Mail:                          By Hand or Overnight Delivery:

     The Bank of New York                         The Bank of New York
        P.O. Box 11248                        Tender & Exchange Department
     Church Street Station                          101 Barclay Street
 New York, New York  10286-1248                Receive and Deliver Window
                                                New York, New York  10286

Information Agent

Morrow & Co., Inc. is the Information Agent for the Exchange Offer. The Information Agent may contact holders of Common Shares by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Exchange Offer to beneficial owners. Questions and requests for assistance or for additional copies of this Prospectus and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at the following address and telephone number:


                          Morrow & Co., Inc.
                      445 Park Avenue, 5th Floor
                          New York, NY  10022

         Individual and Institutional Shareholders please call:
                           1-800-566-9061

                 Banks and Brokerage Firms please call:
                          1-800-662-5200


You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                              Description of RECONS


General

Each RECONS constitutes a one-tenth (1/10) interest in one share of a New Preferred Stock deposited under the Deposit Agreement (the "Deposit Agreement"), between the Company and The Bank of New York, as depositary (the "Preferred Stock Depositary). Subject to the terms of the Deposit Agreement, each owner of a RECONS is entitled, proportionately, to all the rights, preferences and privileges of the New Preferred Stock (including dividend, voting and liquidation rights), and subject, proportionately, to all of the limitations of the New Preferred Stock, all as set forth in the Articles of Amendment to the Company's Restated Articles of Incorporation, as amended, summarized under "Description of Capital Stock."

The RECONS will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). The following summary of the terms and provisions of the RECONS does not purport to be complete and is subject to, and qualified in its entirety by, the Deposit Agreement (which contains the form of Depositary Receipt). Copies of the Deposit Agreement are available for inspection at the corporate office of the Preferred Stock Depositary located at The Bank of New York, 101 Barclay Street, New York, New York 10286.


Issuance of Depositary Receipts

Upon issuance of the New Preferred Stock by the Company, the Company will deposit the New Preferred Stock with the Preferred Stock Depositary, which will execute and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the Exchange Agent which will deliver the Depositary Receipts to the owners of RECONS evidenced thereby.
Depositary Receipts will be issued evidencing whole RECONS only.


Withdrawal of New Preferred Stock

Upon surrender of Depositary Receipts at the principal office of the Preferred Stock Depositary, upon payment of a sum sufficient for the payment of any tax or other governmental charge with respect thereto, and subject to the terms of the Deposit Agreement, the owner of the RECONS evidenced thereby is entitled to delivery of the number of whole shares of New Preferred Stock represented by such RECONS. Fractional shares of New Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of RECONS in excess of the number of RECONS representing the number of whole shares of New Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of RECONS or, in certain events, cash may be distributed by the Depositary in lieu of any fractional interest in shares of New Preferred Stock. Holders of New Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing RECONS therefor. There is currently no market for New Preferred Stock and it is not expected that an active trading market for New Preferred Stock will develop. All trading is expected to be in RECONS.

Conversion of RECONS

As described under "Description of Capital Stock--Mandatory Conversion" and "--Optional Conversion," the New Preferred Stock is subject (i) to conversion into Common Shares on the Mandatory Conversion Date (or in connection with certain mergers, consolidations or other extraordinary transactions of the Company), and (ii) to the right of the Company, at its option, to convert the New Preferred Stock into Common Shares at any time prior to the Mandatory Conversion Date. Upon any such conversion, each RECONS will constitute an interest in Common Shares, with the number of such Common Shares being equal to one-tenth of the number of Common Shares into which each share of New Preferred Stock was converted. When the RECONS are converted into Common Shares and all of such Common Shares cannot be distributed to the record holders of Depositary Receipts without creating fractional interests in such shares, the Preferred Stock Depositary may, with the consent of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of such shares representing in the aggregate such fractional interests at such places and upon such terms as it may deem proper, and the net proceeds of any such sale shall be distributed or made available for distribution to such record holders that would otherwise have received fractional interests in such shares. The amount distributed in the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.

Dividends and Other Distributions

The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect of the New Preferred Stock represented by the RECONS to the record holders of Depositary Receipts in proportion to the number of RECONS owned by such holders on the relevant record date, which will be the same date as the corresponding record date fixed by the Company for the New Preferred Stock. In each case where a holder of RECONS would otherwise be entitled to receive a fraction of a cent, the Preferred Stock Depositary will round the amount of the distribution up to the next whole cent.

In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of RECONS owned by such holders on the relevant record date, unless the Company determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may adopt any other method for such distribution as it deems appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

Record Date

Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the New Preferred Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of New Preferred Stock are entitled to vote or of which holders of New Preferred Stock are entitled to notice, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same date as the corresponding record date for the New Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting, or (z) who shall be entitled to receive notice of conversion or other events, subject to the provisions of the Deposit Agreement.

Procedures for Voting

Promptly upon receipt of notice of any meeting at which the holders of New Preferred Stock are entitled to vote, the Preferred Stock Depositary (unless another arrangement for allowing holders of RECONS to exercise the voting rights associated with the New Preferred Stock is agreed to by the Company and the Preferred Stock Depositary) will cause the information contained in such notice of meeting to be mailed to the record holders of Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Preferred Stock Depositary as to the exercise of voting rights with respect to the number of shares of New Preferred Stock represented by such holder's RECONS. The Preferred Stock Depositary, as registered holder of such shares of New Preferred Stock, will endeavor, insofar as practicable, to vote with respect to the number of shares of New Preferred Stock represented by such RECONS in accordance with such instructions, and the Company intends to take all action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting with respect to the New Preferred Stock to the extent that it does not receive specific written instructions from the holders of Depositary Receipts.

Amendment and Termination of Deposit Agreement

The form of Depositary Receipt evidencing the RECONS and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or charges upon holders of RECONS (other than taxes and other governmental charges, fees and other expenses payable by such holders as provided for in the Deposit Agreement or Depositary Receipt and as stated under "--Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of RECONS, will not take effect as to outstanding RECONS until the expiration of 30 days after notice of such amendment has been given to the record holders of outstanding RECONS. Every holder of an outstanding RECONS at the time any such amendment becomes effective will be deemed, by continuing to hold such RECONS, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any RECONS to surrender the Depositary Receipt evidencing such RECONS with instructions to the Preferred Stock Depositary to deliver to the holder the New Preferred Stock or Common Stock, as applicable, represented thereby, except in order to comply with mandatory provisions of applicable law.

The Deposit Agreement may be terminated by the Company or the Preferred Stock Depositary only if (i) the New Preferred Stock has been converted or (ii) there has been a final distribution in respect of the New Preferred Stock (or the Common Stock into which the New Preferred Stock shall have been converted) in connection with any liquidation, dissolution or winding up of the Company and such distribution has been made to all the holders of RECONS. The Company and the Preferred Stock Depositary will undertake to terminate the Deposit Agreement upon such conversion or distribution.


Charges of Preferred Stock Depositary

The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the New Preferred Stock and the initial issuance of the RECONS, the conversion of the New Preferred Stock and all withdrawals of the New Preferred Stock by owners of RECONS. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and charges incurred by the Preferred Stock Depositary at the election of a holder, as provided in the Deposit Agreement. In certain circumstances, the Preferred Stock Depositary and the Company may refuse to transfer RECONS, may withhold dividends and distributions and may sell the RECONS evidenced by such Depositary Receipt if such charges are not paid.


Miscellaneous

Application will be made to list the RECONS on the NYSE upon official notice of issuance and subject to adequacy of distribution and other listing requirements. If these conditions are not met, it is expected that the RECONS will trade in the over-the-counter market.

The Company will deliver to the Preferred Stock Depositary all reports to shareholders and other communications which the Company is required to furnish to the holders of New Preferred Stock by law, by the rules of the NYSE or any other stock exchange or trading market on which the RECONS are listed or by the Restated Articles of Incorporation of the Company. The Preferred Stock Depositary will forward to the holders of RECONS and will make available for inspection by holders of RECONS, at the principal office of the Preferred Stock Depositary and at such other places as it may from time to time deem advisable, any such report and communications received from the Company.

Neither the Preferred Stock Depositary nor the Company will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence, bad faith or willful misconduct. Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any RECONS or shares of New Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, on information provided by holders of RECONS or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Preferred Stock Depositary

The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so. The Company may at any time, by notice, remove the Preferred Stock Depositary or may terminate the engagement of the Preferred Stock Depositary with respect to any or all of its duties and obligations under the Deposit Agreement. Any such resignation, removal or termination will take effect upon the appointment of a successor Preferred Stock Depositary and such successor's acceptance of such appointment with respect to all the predecessor's duties and obligations so terminated. Such successor Preferred Stock Depositary must be appointed within 45 days after delivery of the notice for resignation, removal or termination and, if the predecessor is to acquire title to New Preferred Stock, must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

                          Description of Capital Stock

General

The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, cumulative, without par value (the "Preferred Stock"), and 200,000,000 shares of Common Stock without par value (the "Common Stock"). The New Preferred Stock will constitute a new series of the Preferred Stock. As of September 30, 1998, the Company had 55,960,360 shares of Common Stock issued and outstanding. Shares of the Common Stock are sometimes herein called "Common Shares." For a detailed description of the terms and characteristics of the capital stock of the Company, reference is made to the Company's Restated Articles of Incorporation (the "Restated Articles"), the form of the proposed Articles of Amendment (the "Articles of Amendment") and the Company's Bylaws, as amended (the "Bylaws"), copies of which are exhibits to the Registration Statement, and to the laws of the State of Washington. Following is a brief summary of such terms and characteristics, which does not purport to be complete and is qualified in its entirety by the foregoing references.

The Restated Articles provide that the Preferred Stock may be divided into and issued from time to time in one or more series. All shares of Preferred Stock constitute one and the same class of stock, are of equal rank and will otherwise be identical except as to the designation thereof, the date or dates from which dividends on shares thereof will be cumulative, and except that each series may vary as to (a) the rate or rates of dividend, if any, which may be expressed in terms of a formula or other method by which such rate or rates will be calculated from time to time, and the date or dates on which dividends may be payable, (b) whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption, (c) the amount payable on voluntary and involuntary liquidation, (d) sinking fund provisions, if any, for the redemption or purchase of shares, and (e) the terms and conditions, if any, on which shares may be converted. When Preferred Stock is initially issued, the number of shares constituting such series, its distinguishing serial designation and its particular characteristics (insofar as there may be variations between series) may be fixed by resolution of the Board of Directors.

Dividend Rights

The New Preferred Stock will be a new series of the Preferred Stock which will be entitled, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to receive, but only when and as declared by the Board of Directors, dividends at the rate of $12.40 per share per annum; provided, however, that the dividend payable on December 15, 1998 will be $3.10 per share. Such dividends will be cumulative from the date of issuance of the New Preferred Stock and will be payable on the fifteenth day of March, June, September and December in each year, commencing December 15, 1998.

After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock of the Company are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of the Company.

Liquidation Rights

The New Preferred Stock will be entitled, upon dissolution or liquidation, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to a liquidation preference per share plus an amount equivalent to accrued and unpaid dividends thereon, if any, to the date of such event. The liquidation preference will be an amount equal to ten (10) times the average of the high and low sale prices of the Common Shares on the trading date next preceding the date of issuance of the New Preferred Stock, as reported on the Consolidated Tape maintained by the Consolidated Tape Association, plus an amount equal to accrued and unpaid dividends.

In the event of any dissolution or liquidation of the Company, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of the Common Stock would be entitled to share ratably in all assets of the Company available for distribution to shareholders.

Conversion

Mandatory Conversion

On the Mandatory Conversion Date (November 1, 2001), each outstanding share of New Preferred Stock will be mandatorily converted into (i) a number of Common Shares determined by reference to the Common Equivalent Rate and (ii) the right to receive a cash amount equal to all accrued and unpaid dividends on such share of New Preferred Stock to but excluding the Mandatory Conversion Date.

The "Common Equivalent Rate" initially will be ten Common Shares for each share of New Preferred Stock, subject to adjustment in the event that the Company shall (i) pay a dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (ii) subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, (iv) issue by reclassification of its Common Stock any shares of Common Stock other than in an Extraordinary Transaction (as defined below), (v) issue certain rights or warrants to all holders of its Common Stock, (vi) pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Company (other than Common Stock) but excluding any distributions and dividends referred to in clause (i) above or any cash dividends) or issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities other than those described in clause (v) above, (vii) make a distribution consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per Common Share in any quarter does not exceed $0.18 (as adjusted to reflect any events described in clauses (ii) and (iii)), and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or
(viii) cause the Rights (as defined below under "--Preferred Share Purchase Rights") to be separated from the Common Shares in accordance with the provisions of the Rights Agreement (as defined below) such that holders of New Preferred Stock would not be entitled to receive any such Rights in respect of the Common Shares issuable upon conversion of such New Preferred Stock. The Company will also be entitled to make additional upward adjustments in the Common Equivalent Rate, as it in its discretion shall determine to be advisable, so that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its shareholders will not be taxable. See "--Preferred Share Purchase Rights" for additional information on the Rights.

Upon the effectiveness at any time of a merger, consolidation or similar extraordinary transaction involving the Company that results in the conversion or exchange of the Common Shares into, or results in the holders of Common Shares having the right to receive, other securities or other property (an "Extraordinary Transaction"), each share of New Preferred Stock will be automatically converted into, or into the right to receive, as the case may be, securities and other property (including cash) of the same character and in the same respective amounts as the holder of such share would have received if such share had been converted pursuant to the optional conversion provisions described below under "--Optional Conversion" immediately prior to the effectiveness of such Extraordinary Transaction.

The term "Current Market Price" on any date of determination means the average closing price of a Common Share , as reported on the Consolidated Tape maintained by the Consolidated Tape Association, for the five consecutive trading days ending on and including such date of determination; provided, however, that if the closing price of the Common Shares on the NYSE on the trading day next following such five-day period (the "next-day closing price") is less than 95% of such average closing price, then the Current Market Price per Common Share on such date of determination will be the next-day closing price; and provided, further, that, with respect to any conversion of the New Preferred Stock, if any adjustment of the Common Equivalent Rate becomes effective during the period beginning on the first day of such five-day period and ending on the applicable conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect such adjustment.

Optional Conversion

The shares of New Preferred Stock may be converted, at the option of the Company, at any time on or after December 15, 1998 and prior to the Mandatory Conversion Date, in whole but not in part, into, for each share so converted (1) a number of Common Shares equal to the Optional Conversion Price (as defined below) then in effect plus (2) the right to receive an amount, in cash, equal to the accrued and unpaid dividends thereon to but excluding the conversion date plus (3) the right to receive the Optional Conversion Premium (as defined below).

The "Optional Conversion Price" means, for each share of New Preferred Stock converted at the option of the Company, a number of shares of Common Stock equal to the lesser of (a) the amount of $24.00 divided by the Current Market
Price on the second trading day immediately preceding (i) the day on which the Company gives notice of optional conversion or (ii) in the event of an Extraordinary Transaction, the effective date of such transaction and (b) the number of shares of Common Stock determined by reference to the Common Equivalent Rate as discussed under "--Mandatory Conversion."

The "Optional Conversion Premium" means, for each share of New Preferred Stock converted at the option of the Company, an amount, in cash, initially equal to $20.90, declining by $0.02111 for each day following December 15, 1998 to and including the optional conversion date (computed on the basis of a 360-day year consisting of twelve 30-day months) and equal to zero on and after September 15, 2001; provided, however, that in lieu of delivering such amount in cash, the Company may, at its option, deliver a number of Common Shares equal to the quotient of such amount divided by the Current Market Price on the second trading day immediately preceding (i) the day on which the Company gives notice of such optional conversion or (ii) in the event of an Extraordinary Transaction, the effective date of such transaction.

The initial Optional Conversion Premium of $20.90 represents the difference between the annual dividend of $12.40 on each share of New Preferred Stock and an assumed annual dividend of $4.80 for ten Common Shares for the period after December 15, 1998 through September 15, 2001 (i.e. $1.90 per quarter for eleven quarters). The premium declines to zero on September 15, 2001; no premium will be paid in respect of any conversion on or after September 15, 2001. Dividends will accrue on the Preferred Stock up to but excluding the conversion date.

Procedures for Conversion

Notice of any conversion will be sent to the holders of the shares of New Preferred Stock to be converted not less than 15 days nor more than 60 days prior to the conversion date; provided, however, that the failure to mail any such notice of mandatory conversion or any defect therein or in the mailing thereof will not prevent the occurrence of such conversion or impair the validity thereof.

Shares of New Preferred Stock to be converted will, on the date fixed for conversion, be deemed to have been converted; from and after such conversion date dividends will cease to accrue on such shares; and all rights of the holders of such shares (except only rights as holders of securities into which such shares have been converted and the right to receive certificates representing such securities and the right to receive an amount, in cash, equal to dividends accrued on such shares to the date fixed for such conversion plus any Optional Conversion Premium not otherwise paid in Common Shares) will terminate.

Because the price of the Common Shares is subject to market fluctuations, the value of the Common Shares received by a holder of shares of New Preferred Stock upon conversion thereof on the Mandatory Conversion Date or upon an Extraordinary Transaction of the Company may be more or less than the value of the Common Shares tendered in exchange therefor. The shares of New Preferred Stock are not convertible into Common Shares or cash at the option of the holders thereof.

No fractional shares of Common Stock will be issued upon any conversion of the New Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of New Preferred Stock, the Company will pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock determined as of the second trading day immediately preceding (i) the day on which the Company gives notice of an optional conversion, (ii) in the event of an Extraordinary Transaction, the effective date of such transaction or (iii) in the event of a mandatory conversion, the Mandatory Conversion Date.

Voting Rights

Except for those purposes for which the right to vote is expressly conferred by law or the Restated Articles, the holders of New Preferred Stock have no power to vote. The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law, and each holder of Common Stock is entitled to vote cumulatively for the election of directors.

Under the Restated Articles, whenever and as often as dividends payable on shares of Preferred Stock (including the New Preferred Stock) shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares over the eighteen (18) month period ended on such date, the holders of Preferred Stock, voting separately and as a single class, shall be entitled to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, shall be entitled to elect the remaining directors of the Company until such time as all defaults in the payment of dividends on the Preferred Stock of any and all series shall have been cured.

In addition, under the Restated Articles the affirmative vote of the holders of at least a majority of the shares of the Preferred Stock is required:

(a) for the adoption of any amendment of the Restated Articles which would: (i) create or authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up; (ii) increase the authorized number of shares of the Preferred Stock; or
(iii) change any of the rights or preferences of the Preferred Stock at the time outstanding, provided that if any such change would affect the holders of less than the Preferred Stock of all series then outstanding, only the affirmative vote of the holders of at least a majority of the shares of all series so affected is required; and

(b) for the issuance of Preferred Stock, or of any other class of stock ranking prior to or on a parity with such Preferred Stock as to dividends or upon dissolution, liquidation or winding up, unless the net income of the Company available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance of such shares is at least equal to one and one-half times the annual dividend requirements on shares of Preferred Stock and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued; provided, however, that if the shares of Preferred Stock or any such prior or parity stock shall have a variable dividend rate, the annual dividend requirement of such shares shall be determined by reference to the weighted average dividend rate on such shares during the 12 month period for which the net income of the Company available for the payment of dividends shall have been determined; and provided, further, that if the shares of the series to be issued are to have a variable dividend rate, the annual dividend requirement on such shares shall be determined by reference to the initial dividend rate upon the issuance of such shares.

Under Washington law, a vote of the holders of a majority of the outstanding shares of Preferred Stock is required in connection with certain changes in the capital structure of the Company or in certain rights and preferences of the Preferred Stock, including certain of the changes described in (a) above. In addition, Washington law requires the approval of certain mergers, share exchanges and other major corporate transactions by the holders of two-thirds of the outstanding Preferred Stock.

For those purposes for which the Preferred Stock has the right to vote, the holders are entitled to one vote for each share held. In such a situation, each RECONS would receive one-tenth of the vote allotted to one share of Preferred Stock. Votes may be cumulated in electing directors.

Classified Board of Directors

Both the Restated Articles and the Bylaws provide for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year. The Restated Articles and Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of the holders of a least a majority of the Common Stock. The Restated Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

Change in Control

The Restated Articles contain a "fair price" provision which requires the affirmative vote of the holders of at least 80% of the Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving the Company and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Interested Shareholder"), unless (a) such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or (b) certain minimum price and procedural requirements are met. The Restated Articles provide that the "fair price" provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the Common Stock.

Preferred Share Purchase Rights

Reference is made to the Rights Agreement, dated as of February 16, 1990 (the "Rights Agreement"), between the Company and The Bank of New York, as successor Rights Agent, filed with the SEC. The following statements are qualified in their entirety by such reference.

The Company has adopted a shareholder rights plan pursuant to which holders of Common Stock outstanding on March 2, 1990 or issued thereafter have been granted one preferred share purchase right ("Right") on each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. Certain of the capitalized terms used in the following description have the meanings set forth in the Rights Agreement.

Each Right, initially evidenced by and traded with the shares of Common Stock, entitles the registered holder to purchase one one-hundredth of a share of Preferred Stock of the Company, without par value (the "Preferred Shares"), at an exercise price of $80, subject to certain adjustments, regulatory approval and other specified conditions. The Rights will be exercisable only if a person or group acquires 10% or more of the outstanding Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the Common Stock.

If any person or group acquires 10% or more of the outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of Common Stock or Preferred Shares having a market value of twice the Right's exercise price. In addition, in the event that any person or group has acquired 10% or more of the outstanding Common Stock or the Company consolidates or merges with or into, or sells 50% or more of its assets or earning power to, any person or group, or engages in certain "self-dealing" transactions with any person or group owning 10% or more of the outstanding Common Stock, proper provision will be made so that each Right would thereafter entitle its holder to purchase that number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

At any time after a person or group acquires more than 10% but less than 50% of the outstanding Common Stock, the Board of Directors of the Company may, subject to any necessary regulatory approval, require each outstanding Right to be exchanged for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock.

The Rights may be redeemed, at a redemption price of $.01 per Right, by the Board of Directors of the Company at any time until any person or group has acquired 10% or more of the Common Stock. Under certain circumstances, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors. The Rights will expire on February 16, 2000.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed as described above.

Pre-emptive Rights

No holder of any stock of the Company has any pre-emptive rights.

Miscellaneous

There is no specific restriction on the repurchase by the Company of the New Preferred Stock or Common Stock while there is any arrearage in the payment of dividends on the New Preferred Stock.

Upon issuance and exchange pursuant to the Exchange Offer as herein described, the New Preferred Stock will be validly issued, fully paid and nonassessable, and the holders thereof will not be subject to liability for further calls or assessment by the Company.

The presently outstanding shares of Common Stock of the Company are fully paid and nonassessable, and the shares of Common Stock to be issued upon conversion of the Preferred Stock, as herein described, will be fully paid and nonassessable.

              Certain United States Federal Income Tax Consequences

The following discussion describes certain United States federal income tax consequences that may be expected to result from (i) an exchange of Common Shares pursuant to the Exchange Offer, and (ii) the ownership and disposition of RECONS and New Preferred Stock. The discussion contained in this summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, judicial decisions and administrative pronouncements, all of which are subject to change. Any such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, with possible adverse effects.

This summary discusses only Common Shares, RECONS and New Preferred Stock held by United States Holders (as defined below) as capital assets within the meaning of Section 1212 of the Code. The tax treatment of a holder may vary depending on such holder's particular situation. This summary does not deal with all tax consequences that may be relevant to all categories of holders such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or commodities, tax-exempt investors, certain U.S. expatriates, holders whose "functional currency" is not the U.S. dollar, or persons who hold Common Shares, RECONS or New Preferred Stock as a position in a straddle, as part of a synthetic security or hedge, as part of a conversion transaction or other integrated investment, or as other than a capital asset, or holders who are not United States Holders (as defined below). Moreover, the summary may not be applicable to holders who received their Common Shares pursuant to the exercise of employee stock options or otherwise as compensation or to Common Shares held by the Company's employee benefit plans. Further, the summary does not include any description of any alternative minimum tax consequences or any state, local or foreign tax consequences that may be applicable.

The following discussion is based upon the views of Thelen Reid & Priest LLP. No statutory, administrative or judicial authority directly addresses the tax treatment of RECONS or New Preferred Stock. As a result, significant aspects of the United States federal income tax consequences of an investment in the RECONS are not certain. No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the RECONS, and no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein. HOLDERS OF COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE RECONS OR NEW PREFERRED STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

As used herein, a "United States Holder" means a beneficial owner of Common Shares, RECONS or New Preferred Stock, as the case may be, that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

Characterization of the Exchange Offer

The Company has received an opinion of Thelen Reid & Priest LLP, as tax counsel, that the exchange of Common Shares for RECONS or New Preferred Stock should be treated as a "recapitalization" pursuant to section 368(a)(1)(E) of the Code. In that event, the transaction will have the tax consequences to shareholders set forth below.

Exchange of Common Shares Pursuant to the Exchange Offer

Exchange of Common Shares for RECONS

Based upon the view that the New Preferred Stock is not classified as "nonqualified preferred stock" within the meaning of Code section 351(g)(2), as described below, no gain or loss will be recognized by an exchanging shareholder on the exchange. A United States Holder's tax basis in the RECONS received in the exchange will be equal to such holder's tax basis in the Common Shares exchanged therefor, and the holding period of such RECONS will include the holding period of such Common Shares.

Classification of New Preferred Stock as "Nonqualified Preferred Stock"

The nonrecognition rule described in the preceding paragraph will not apply, and gain or loss will be recognized upon the exchange of Common Shares for New Preferred Shares, if the New Preferred Shares are classified as "nonqualified preferred stock" within the meaning of Code section 351(g)(2). For these purposes, the term "nonqualified preferred stock" means preferred stock if (i) the holder of such stock has the right to require the issuer or a related person to redeem or purchase the stock, (ii) the issuer or a related person is required to redeem or purchase such stock, (iii) the issuer or a related person has the right to redeem or purchase the stock and, as of the issue date, it is more likely than not that such right will be exercised, or (iv) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices.

Code section 351(g)(2) was added to the Code pursuant to the Taxpayer Relief Act of 1997 and, to date, little authority has been issued regarding the scope of this provision. It is unclear whether the New Preferred Stock will be treated as preferred stock for purposes of Code section 351(g). For this purpose, "preferred stock" is defined as stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. The New Preferred Stock will participate in future appreciation in the value of Common Shares up to $24.00 per share. Assuming that the New Preferred Stock is treated as preferred stock for those purposes, certain terms of the New Preferred Shares raise the concern that such shares would fall within the definition of "nonqualified preferred stock." However, the legislative history underlying the enactment of this provision indicates that the nonrecognition reorganization provisions of the Code are not to apply where a common shareholder exchanges that stock for a more secure equity investment in the issuer. Since, inter alia, the holders of the New Preferred Stock will not be protected from any decrease in the trading price of the Common Shares into which the New Preferred Stock is convertible, the New Preferred Stock should not be classified as "nonqualified preferred stock" within the meaning of Code section 351(g)(2).

Ownership and Disposition of RECONS and New Preferred Stock

RECONS

The tax treatment of United States Holders of RECONS will be the same as the tax treatment of United States Holders of New Preferred Stock as described below. In addition, a United States Holder will recognize no gain or loss on the withdrawal of New Preferred Stock in exchange for RECONS pursuant to the Deposit Agreement; the United States Holder's tax basis in the withdrawn New Preferred Stock will be the same as such Holder's tax basis in the RECONS surrendered therefor; and the United States Holder's holding period for the withdrawn New Preferred Stock will include the period during which such Holder held the surrendered RECONS.

Dividends

Dividends paid on the New Preferred Stock out of the Company's current or accumulated earnings and profits will be taxable as ordinary income and will qualify for the 70% intercorporate dividends-received deduction, subject to the minimum holding period requirement (generally at least 46 days) and other applicable requirements. The dividends-received deduction will not be allowed for purposes of calculating a corporate United States Holder's adjusted current earnings under the alternative minimum tax rules. To the extent, if any, that the amount of any dividend paid on the New Preferred Stock exceeds the Company's current and accumulated earnings and profits, it will be treated first as a return of the United States Holder's tax basis in the New Preferred Stock and thereafter as a capital gain.

Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce the tax basis of its stock by the non-taxed portion of such dividend. A corporate United States Holder must consider its holding period for, its tax basis in, and the fair market value of, the New Preferred Stock in determining whether dividends paid on the New Preferred Stock will constitute "extraordinary dividends." In addition, under Section 1059(f) of the Code, any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." While the issue is not free from doubt due to the lack of authority directly on point, the New Preferred Stock should not constitute "disqualified preferred stock."

Constructive Distribution Risks

Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be includible in income, prior to receipt, as a constructive dividend. However, while the issue is not free from doubt due to the lack of authority directly on point, since, inter alia, the New Preferred Stock bears risk with respect to a decline in the value of Common Shares, and therefore its redemption price is not truly fixed,
Section 305(c) should not currently apply to stock with terms such as those of the New Preferred Stock.

Certain adjustments to the conversion rate for the New Preferred Stock to reflect the Company's issuance of stock or warrants to holders of Common Shares (or similar transactions) may result in constructive distributions taxable as dividends to the United States Holders of the New Preferred Stock. The antidilution formula for the New Preferred Stock is intended to adjust the conversion ratio to reflect these types of distributions in a manner to qualify under Code section 305(c) and should not result in constructive distributions to holders of New Preferred Stock.

A constructive distribution may result where preferred stock with dividends in arrears is exchanged for other stock and, as a result, a holder of the preferred stock increases his proportionate interest in the assets or earnings and profits of the corporation. This provision is designed to prevent the capitalization of dividends into stock on a tax free basis. Since cash will be paid with respect to accrued unpaid dividends upon a conversion of the New Preferred Stock, this provision should not apply.

Any constructive dividend may constitute, and may cause other dividends to constitute, "extraordinary dividends" to corporate United States Holders. See "--Dividends" above.

Conversion of New Preferred Stock into Common Shares and Cash

Gain or loss generally will not be recognized by a United States Holder upon the conversion of the New Preferred Stock solely into Common Shares. Gain realized by a United States Holder upon the conversion of the New Preferred Stock into Common Shares and cash will be recognized to the extent of the cash received (including any Option Conversion Premium which is paid in cash and any cash received in payment of accrued unpaid and undeclared dividends, but excluding any cash received in lieu of a fractional share). Such taxable gain will be treated either as capital gain or as a dividend, depending on such Holder's particular circumstances, as described in the following paragraphs. No loss will be recognized upon the conversion of the New Preferred Stock into Common Shares and cash.

In testing whether gain recognized upon the conversion of the New Preferred Stock into Common Shares and cash (other than cash in lieu of fractional Common Shares) will be treated as capital gain or as a dividend, the United States Holder will be treated as if such holder received Common Shares with a value equal to such cash, and then such deemed Common Shares were redeemed by the Company for such cash. Such gain will be treated as capital gain if, inter alia, such deemed redemption would be a "substantially disproportionate" redemption with respect to such Holder or is "not essentially equivalent to a dividend" with respect to the Holder. An exchange of Common Shares for cash will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the United States Holder's equity interest in the Company. An exchange of Common Shares for cash that results in a reduction of the proportionate equity interest in the Company of a United States Holder whose relative equity interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and who exercises no control over the Company's corporate affairs should be treated as "not essentially equivalent to a dividend." If the deemed redemption would be treated as a dividend under Code section 302, then the gain recognized will be taxed as a dividend. However, notwithstanding the foregoing, the IRS may take the position that cash paid with respect to accrued unpaid dividends will be treated as dividends in all events. United States Holders should consult their own tax advisors about the application of these rules in their particular circumstances.

Cash received by a United States Holder in lieu of a fractional share will be treated as if such holder received a fractional Common Share with a value equal to such cash, and then such deemed fractional Common Share were redeemed by the Company for such cash. Any resulting gain or loss should be treated as capital gain or loss.

A United States Holder's tax basis in the Common Shares, including any fractional share, received on the conversion of the New Preferred Stock will equal the tax basis of the New Preferred Stock surrendered in exchange therefor, reduced by the amount of cash received and increased by the amount of income or gain recognized. The holding period of such Common Shares will include the holding period of the New Preferred Stock surrendered in exchange therefor.

Other Dispositions of New Preferred Stock

A United States Holder will generally recognize gain or loss on a sale, exchange or other disposition of New Preferred Stock in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and such Holder's tax basis in the New Preferred Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the New Preferred Stock exceeds one year as of the date of the disposition.

Under certain circumstances, upon the taxable disposition or taxable redemption of "section 306 stock," the holder of such stock is required to recognize as ordinary income, in the case of a disposition, or as dividend income, in the case of a redemption, all or a portion of the proceeds received by such holder, without regard to such holder's tax basis in the "section 306 stock," and cannot recognize any loss. To the extent that a United States Holder that exchanges Common Shares for New Preferred Stock would have been treated, under the rules of Section 302 of the Code, as receiving a dividend distribution from the Company if such Holder had tendered such Common Shares for cash, the New Preferred Stock owned by such United States Holder may be treated as "section 306 stock." United States Holders should consult their tax advisors concerning the consequences of the Exchange Offer under Section 306 of the Code.

Non-Participation in the Exchange Offer

Retention of Common Shares

Subject to the discussion in the immediately following paragraphs, United States Holders of Common Stock who do not participate in the Exchange Offer should not incur any tax liability as a result of the consummation of the Exchange Offer.

Constructive Distribution Risks

Under section 305(c) of the Code, a recapitalization or a redemption (such as exchanges pursuant to the Exchange Offer or any future conversion of RECONS or New Preferred Stock) may, under certain limited circumstances, be deemed to be a taxable distribution of stock with respect to any other shareholder whose proportionate interest in the assets or earnings and profits of the corporation is increased as a result. Exchanges pursuant to the Exchange Offer and any subsequent conversion of any RECONS or New Preferred Stock may have the effect of increasing the proportionate interests in the assets or earnings and profits of the Company of the holders of Common Shares who do not participate in the Exchange Offer. However, neither an exchange pursuant to the Exchange Offer nor a subsequent conversion of RECONS or New Preferred Stock should result in any deemed taxable distribution of stock to the United States Holders of the Common Shares because such exchange or subsequent conversion should be treated as an isolated recapitalization and not as part of a plan periodically to increase the proportionate interest of holders of Common Shares in the Company's assets or earnings and profits and because there is no certainty that the interest of the holders of Common Shares would in fact be increased upon the Exchange Offer or any subsequent conversion of RECONS.

Under section 305(b)(2) of the Code, a distribution which has the result of the receipt of property by some shareholders (such as distributions on the New Preferred Stock) and an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation may, under certain limited circumstances, be deemed to be a taxable distribution of stock with respect to the other shareholders whose interests in the assets or earnings and profits of the corporation are increased. It is believed that distributions on the New Preferred Stock should not have the effect of increasing the proportionate interests of the holders of the Common Shares in the assets or earnings and profits of the Company because such distributions will only result in adjustments to the Optional Conversion Premium which is designed to deliver a specific value to holders of New Preferred Stock in lieu of future dividends and such premium (payable in cash or Common Shares, at the option of the Company) will be payable only if the Company exercises its right to effect an optional conversion. As such, distributions on the New Preferred Stock should not result in any deemed taxable distribution of stock to the holders of the Common Shares pursuant to Code section 305(b)(2).

The failure to adjust fully the conversion rate of the New Preferred Stock to reflect distributions of stock dividends (or rights to acquire stock) with respect to the Common Shares (or transactions having the effect of such distributions) may result in a taxable dividend to the holders of the Common Shares. The antidilution formula for the New Preferred Stock is intended to adjust the conversion ratio to reflect distributions of stock dividends or similar transactions in a manner to qualify under Code section 305(c) and should not result in constructive distributions to holders of Common Shares.

Any constructive dividend may constitute, and may cause other dividends to constitute, "extraordinary dividends" to corporate United States Holders. See "--Dividends" above.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of dividends and the proceeds of sales of the New Preferred Stock made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder (i) fails to provide a taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. In the case of dividends paid after December 31, 1999, a United States Holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such United States Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

THE DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY. THE COMPANY DOES NOT INTEND TO SEEK A RULING FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER OR THE OWNERSHIP OR DISPOSITION OF THE NEW PREFERRED STOCK AND, UPON EXAMINATION OF THE INCOME TAX RETURN OF THE COMPANY OR A SHAREHOLDER, THE INTERNAL REVENUE SERVICE MAY TAKE POSITIONS CONTRARY TO THOSE SET FORTH HEREIN. ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND OF THE OWNERSHIP AND SUBSEQUENT DISPOSITION OF THE NEW PREFERRED STOCK, INCLUDING THE APPLICABILITY OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                 Dealer Manager

J.P. Morgan Securities Inc. (the "Dealer Manager") has agreed to act as a financial advisor and dealer manager in connection with the transaction. The Company will pay the Dealer Manager a fee, the amount of which will not be related to the number of shares exchanged.

The Company has agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the federal securities laws, and contribute to payments that the Dealer Manager may be required to make in respect thereof.

The Dealer Manager may engage in transactions with, and from time to time may perform services for, the Company.

                                  Miscellaneous

Except as set forth below, neither the Company nor, to its knowledge, any of its subsidiaries, executive officers or directors or any associate of any such officer or director has engaged in any transactions involving the Common Shares during the 40 business days preceding the date hereof. Neither the Company nor, to its knowledge, any of its executive officers or directors is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Exchange Offer with any other person with respect to the Common Shares. The following Company Common Stock transactions were effected during the 40 business-day period preceding October 21, 1998:
On August 31, 1998, Bobby Schmidt, a director of the Company, purchased 5,000 shares at a price per share of $16.50 in an open market transaction; on September 2, 1998, Jon E. Eliassen, Senior Vice President, Chief Financial Officer and Treasurer of the Company, purchased 1,004 shares at a price per share of $17.125 through the Company's 401(k) Plan; on September 10, 1998, Gary G. Ely, Senior Vice President and General Manager of the Company, purchased 5,714 shares at a price per share of $17.50 through the Company's 401(k) Plan; on September 17, 1998, Eugene W. Meyer, a director of the Company, purchased 600 shares at a price per share of $18.125 in an open market transaction; on September 17, 1998, The Bank of New York, as trustee for the Company's Equity Compensation Trust, purchased 88,398 shares for the benefit of Thomas M. Matthews, Chairman of the Board, President and Chief Executive Officer of the Company, at a price per share of $18.4712 in an open market transaction related to a grant of restricted stock; on September 15 and 16, 1998, The Bank of New York as agent for the Company's Dividend Reinvestment and Stock Purchase Plan purchased a total of 150,179 shares at a price per share of $18.3524 in an open market transaction for the benefit of plan participants; on October 15 and 16, 1998, The Bank of New York as agent for the Company's Dividend Reinvestment and Stock Purchase Plan purchased 3,572 shares at a price per share of $19.1041 in an open market transaction for the benefit of plan participants; on October 15, 1998, Bobby Schmidt, a director of the Company, purchased 314 shares at a price per share of $19.1041 through the Company's Dividend Reinvestment and Stock Purchase Plan; on October 15, 1998, R. John Taylor, a director of the Company, purchased 32 shares at a price per share of $19.1041 through the Company's Dividend Reinvestment and Stock Purchase Plan; on October 9, 1998, The Bank of New York, as trustee for the Company's Equity Compensation Trust, purchased for the benefit of David A Meyer, Senior Vice President and General Counsel of the Company, 10,922 shares at a price per share of $19.1845 in an open market transaction related to a grant of restricted stock.


                                  Legal Matters


Paine, Hamblen, Coffin, Brooke & Miller LLP, Spokane, Washington, counsel for the Company, will pass upon certain matters of Washington law including the validity of the New Preferred Stock and the Common Shares to be issued upon the conversion thereof and other Washington corporate law matters. Additionally, Paine, Hamblen, Coffin, Brooke & Miller LLP will pass upon certain matters relating to public utility regulatory approvals under Washington, Idaho, Montana, Oregon and California law in connection with the authorization of the New Preferred Stock and such Common Shares. Thelen Reid & Priest LLP, New York, New York, counsel to the Company, will pass upon certain matters of New York law including the validity of the

Depositary Receipts and of federal securities law. Additionally, Thelen Reid & Priest LLP will pass upon certain United States federal income tax matters. Davis Polk & Wardwell, New York, New York, will pass upon the validity of the Depositary Shares for the Dealer Manager. In giving their opinions, Thelen Reid & Priest LLP and Davis Polk & Wardwell may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Paine, Hamblen, Coffin, Brooke & Miller LLP.

                                     Experts


The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ending December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             Additional Information


We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

We have filed a Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 to register with the SEC the RECONS to be issued to WWP shareholders who tender their shares in the Exchange Offer and whose Common Shares are accepted for exchange, the New Preferred Stock and the Common Shares issuable upon conversion of the New Preferred Stock. We will file a Schedule 13E-4 Issuer Tender Offer Statement with the SEC with respect to the Exchange Offer (together with any amendments thereto, the "Schedule 13E-4"). This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement, the Schedule 13E-4 or the exhibits to the Registration Statement and the Schedule 13E-4.

The SEC allows us to "incorporate by reference" information into this Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in (or incorporated by reference in) this Prospectus. The Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about WWP, its business and its finances.



SEC Filings (File No. 1-8344)                  Period
-----------------------------                  ------
Annual Report on Form 10-K                     Year ended December 31, 1997
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 1998 and June 30, 1998
Current Reports on Form 8-K                    Dated June 2,  August 14  and October 21, 1998
Proxy Statement                                Dated March 31, 1998


We are also incorporating by reference additional documents that we may file with the SEC between the date of this Prospectus and the Expiration Date.

We may have already sent you some of the documents incorporated by reference, but you can obtain any of them through the SEC or through us, the Dealer Manager or the Information Agent, without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Prospectus. Shareholders may obtain documents incorporated by reference in this Prospectus by requesting in writing or by telephone from the Information Agent at its address or from us at the following address:

                The Washington Water Power Company
                Post Office Box 3647
                Spokane, Washington 99220
                Attention: Shareholder Relations
                Telephone: 1-800-222-4931

If you would like to request documents from us, please do so no later than five business days before the Expiration Date, and preferably sooner, to receive them in time.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL IN CONNECTION WITH THE EXCHANGE OFFER . WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED OCTOBER 21, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF RECONS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE RECONS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH ANY VALID APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES OF COMMON SHARES IN ANY SUCH JURISDICTION.

                              List of Defined Terms


Defined Term                                          Page
Agent's Message                                        20
Articles of Amendment                                   4
Avista                                                  2
business day                                           19
Bylaws                                                 30
Code                                                   36
Common Equivalent Rate                                 31
Common Shares                                          30
Common Stock                                           30
Current Market Price                                   32
Dealer Manager                                         41
Deposit Agreement                                      27
Depositary Receipts                                    27
DTC                                                    20
Eligible Institution                                   20
Exchange Act                                           18
Expiration Date                                        19
Extraordinary Transaction                              32
401(k) Plan                                            21
Interested Shareholder                                 34
IRS                                                    36
Mandatory Conversion Date                               4
Minimum Condition                                      18
New Preferred Stock                                     1
next-day closing price                                 32
NYSE                                                    1
Optional Conversion Premium                            32
Optional Conversion Price                              32
Optional Conversion Price Cap                           5
Pentzer                                                 2
Preferred Shares                                       35
Preferred Stock                                        30
Preferred Stock Depositary                             27
RECONS Optional Conversion Premium                      5
RECONS Optional Conversion Price                        5
Registration Statement                                 43
Restated Articles                                       4
Right                                                  34
Rights Agreement                                       34
Schedule 13E-4                                         43
SEC                                                     8
TIN                                                    40
United States Holder                                   36
WWP                                                     1


                                     Annex A


                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       THE WASHINGTON WATER POWER COMPANY

     Articles of Amendment to the Restated Articles of Incorporation of The Washington Water Power Company are herein executed by said corporation pursuant to Section 23B.06.020 of the Washington business corporation act as follows:

     FIRST: The name of the corporation is The Washington Water Power Company (the "Corporation").

     SECOND: The following amendment to the Restated Articles of Incorporation of the Corporation, establishing and designating a series of shares and fixing and determining certain of the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation at a meeting held on August 14, 1998 and by the Board Governance Committee of the Board of Directors at a meeting held on October 20, 1998. No approval or consent of shareholders was required.

     THIRD: The Restated Articles of Incorporation are hereby amended by the addition of a paragraph (2) to be inserted at the end of subdivision (o) of Article THIRD, which shall be and read as follows:

          (2) Series L. There is hereby established a twelfth series of the Preferred Stock of the Corporation which shall have, in addition to the general terms and characteristics of all of the authorized shares of Preferred Stock of the Corporation, the following distinctive terms and characteristics:

          (a) The twelfth series of Preferred Stock of the Corporation shall consist of _____ shares and be designated as "$12.40 Preferred Stock, Convertible Series L".

          (b) Said twelfth series shall have a dividend rate of $12.40 per share per annum; provided, however, that the amount of the dividend per share payable on December 15, 1998 shall be $3.10.

          (c) The shares of said twelfth series shall not, by their terms, be redeemable.

          (d) The amount payable upon the shares of said twelfth series in the event of dissolution, liquidation or winding up of the Corporation shall be $______* per share plus an amount equivalent to accumulated and unpaid dividends thereon, if any, to the date of such dissolution, liquidation or winding up.

          (e) There shall be no sinking fund for the redemption or purchase of shares of said twelfth series.

          (f)(i)(A) Each share of said twelfth series shall be mandatorily converted on November 1, 2001 (the "Mandatory Conversion Date") into (1) a number of shares of Common Stock determined by reference to the Common Equivalent Rate (as hereinafter defined) then in effect plus (2) the right to receive an amount, in cash,

--------
* Such amount will be equal to ten (10) times the average of the high and low sales prices per share of the Common Stock on the trading date next preceding the date of issuance of the shares of the twelfth series, as reported on the Consolidated Tape maintained by the Consolidated Tape Association.

     equivalent to the accumulated and unpaid dividends on such share of said twelfth series, if any, to but excluding the Mandatory Conversion Date.

          (B) Each share of said twelfth series shall be convertible, at the option of the Company, at any time on or after December 15, 1998 and prior to the Mandatory Conversion Date, into (1) a number of shares of Common Stock equal to the Optional Conversion Price then in effect, (2) the right to receive an amount, in cash, equivalent to the accumulated and unpaid dividends on the share of said twelfth series to be converted to but excluding the date fixed for conversion plus (3) the right to receive the Optional Conversion Premium; it being understood that the Company may not so convert less than all shares of said twelfth series.

          (C) Each share of said twelfth series shall be mandatorily converted, at the time of effectiveness of any Extraordinary Transaction, into, or into the right to receive, as the case may be, securities and other property (including cash) of the same character and in the same respective amounts as the holder of such share would have received if such share had been converted pursuant to clause (B) above immediately prior to such time of effectiveness.

          (ii)(A) The "Common Equivalent Rate" shall be initially ten shares of Common Stock for each share of said twelfth series; provided, however, that the Common Equivalent Rate shall be subject to adjustment from time to time as provided below. All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Common Stock. Such rate, as adjusted and in effect at any time, is herein called the "Common Equivalent Rate."

          (B) If the Corporation shall do any of the following (each, an "Adjustment Event"):

               (1) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock,

               (2) subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares,

               (3) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or

               (4) issue by reclassification of its shares of Common Stock any shares of Common Stock other than in an Extraordinary Transaction (as hereinafter defined),

     then the Common Equivalent Rate in effect immediately prior to such Adjustment Event shall be adjusted so that on the Mandatory Conversion Date each share of said twelfth series shall be converted into the number of shares of Common Stock that the holder of such share would have owned or been entitled to receive after the happening of the Adjustment Event had such share been mandatorily converted immediately prior to the record date, if any, for such Adjustment Event or, if there is no record date, immediately prior to the effectiveness of such Adjustment Event. In case the Adjustment Event is a dividend or distribution, the adjustment to the Common Equivalent Rate shall become effective as of the close of business on the record date for determination of shareholders entitled to receive such dividend or distribution and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (C) and (D) below; and, in case the Adjustment Event is a subdivision, split, combination or reclassification, the adjustment to the Common Equivalent Rate shall become effective immediately after the effective date of such subdivision, split, combination or reclassification. Such adjustment shall be made successively.

          In the event that Rights are separated from the outstanding shares of the Common Stock in accordance with the provisions of the Rights Agreement such that holders of shares of said twelfth series would not be entitled to receive any Rights in respect of the shares of Common Stock issuable upon conversion of the shares of said twelfth series, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the Distribution Date (as defined in the Rights Agreement) by a fraction
     (1) the numerator of which shall be the Current

     Market Price per share of the outstanding shares of Common Stock on the Trading Date next preceding the Distribution Date and (2) the denominator of which shall be such Current Market Price less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, final and binding on the Corporation and all shareholders of the Corporation) as of such Distribution Date of the portion of the Rights allocable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the Distribution Date and will remain in effect unless and until (A) the Company (i) amends the Rights Agreement to provide that upon conversion of the shares of said twelfth series the holders thereof will receive, in addition to the shares of Common Stock issuable upon such conversion, the Rights which would have attached to such shares of Common Stock if the Rights had not become separated from the Common Stock pursuant to the Rights Agreement and (ii) converts the Preferred Stock into shares of Common Stock with such Rights or (B) the Rights expire, terminate or are redeemed, in which case appropriate adjustments, if any, shall be made to the Common Equivalent Rate consistent with the provisions of this subparagraph (f)(i). Notwithstanding the foregoing, in the event the aforesaid fair market value of the portion of the Rights allocable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the Trading Date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of said twelfth series shall have the right to receive upon conversion the number of shares of Common Stock such holder would have received had the shares of said twelfth series been mandatorily converted immediately prior to the Distribution Date.

          (C) If the Corporation shall, after the date of the initial issuance of shares of said twelfth series, issue rights or warrants to all holders of the Common Stock entitling them for a period not exceeding 45 days from the date of such issuance to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (as hereinafter defined), on the record date for the determination of shareholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction (1) the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants and (2) the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective as of the close of business on the record date for the determination of shareholders entitled to exercise such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

          (D) If the Corporation shall pay a dividend or make any other distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation (other than Common Stock) but excluding any distributions and dividends referred to in clause (B) above or any cash dividends), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (C) above), then, in each such case, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date for the determination of shareholders entitled to receive such dividend or distribution mentioned below by a fraction (1) the numerator of which shall be the Current Market Price of the Common Stock on such record date and (2) the denominator of which shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, as final and binding upon the Corporation and all shareholders of the Corporation) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, allocable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of the shareholders entitled to receive such dividend or distribution. Notwithstanding the foregoing, in the event the portion of the assets or other evidences of indebtedness so distributed allocable to one share of Common Stock has a value equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of said twelfth series shall have the right to receive upon conversion assets or other evidences of indebtedness having a value in the amount such holder would have received had the shares of said twelfth series been mandatorily converted immediately prior to the record date for such dividend or distribution.

          (E) If the Corporation shall pay a dividend or make any other distribution to all holders of its Common Stock exclusively in cash (excluding any quarterly cash dividend on Common Stock in any quarter to the extent it does not exceed $.18 per share (as adjusted to reflect subdivisions or combinations of Common Stock)) the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date for the determination of the shareholders entitled to receive such dividend or distribution by a fraction (1) the numerator of which shall be such Current Market Price per share of the Common Stock on such record date and (2) the denominator of which shall be such Current Market Price less the amount of cash so distributed (and not excluded as provided above) allocable to one share of Common Stock. Such adjustment shall become effective immediately prior to the opening of business on the business day next following record date. Notwithstanding the foregoing, in the event the portion of the cash so distributed allocable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of said twelfth series shall have the right to receive upon conversion the amount of cash such holder would have received had the shares of said twelfth series been mandatorily converted immediately prior to the record date for such dividend or distribution. If an adjustment is required to be made pursuant to this clause (E) as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded as provided above; and an adjustment is required to be made pursuant to this clause (E) as a result of a distribution that is not a quarterly dividend, such adjustment shall be based upon the full amount of the distribution.

          (F) Anything herein to the contrary notwithstanding, the Corporation may, at its option, make such upward adjustment in the Common Equivalent Rate, in addition to the adjustments specified above, as the Corporation in its sole discretion may determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its shareholders shall not be taxable. Any such adjustment shall be made effective as of such date as the Board of Directors of the Corporation shall determine. The determination of the Board of Directors of the Corporation as to whether or not such an adjustment to the Common Equivalent Rate should be made and, if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all shareholders of the Corporation.

          (G) As used herein, the "Current Market Price" of a share of Common Stock on any date shall be, except as otherwise specifically provided, the average of the daily Closing Prices (as hereinafter defined) for the five consecutive Trading Dates (as hereinafter defined) ending on and including the date of determination of the Current Market Price; provided, however, that if the Closing Price of the Common Stock on the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average Closing Price, then the Current Market Price per share of Common Stock on such date of determination will be the next-day Closing Price; and provided, further, that with respect to any conversion or antidilution adjustment, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first date of the applicable determination period and ending on the applicable conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

          (H) In any case in which an adjustment as a result of any event is required to become effective as of the close of business on the record date for such event and the Mandatory Conversion Date occurs after such record date but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event (but shall be under no obligation to do so): (1) issuing to the holder of any converted shares of said twelfth series the additional shares of Common Stock issuable upon such conversion as a result of such adjustment and (2) paying to such holder any amount in cash in lieu of a fractional share of Common Stock as hereinafter provided.

          (iii) Whenever the Common Equivalent Rate is adjusted as herein provided, the Corporation shall:

          (A) forthwith compute the adjusted Common Equivalent Rate in accordance herewith and prepare a certificate signed by the President, any Vice President or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the shares of said twelfth series and for the Common Stock; and

          (B) mail a notice stating that the Common Equivalent Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate to the holders of record of the outstanding shares of said twelfth series at or prior to the time the Corporation mails an interim statement to its shareholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

          (iv) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of said twelfth series. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of said twelfth series, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding (i) the day on which the Company gives notice of an optional conversion, (ii) in the event of an Extraordinary Transaction, the effective date of such transaction or (iii) in the event of a mandatory conversion, the Mandatory Conversion Date. If more than one share of any holder shall be converted at the same time, the number of full shares of Common Stock into which such shares shall be converted shall be computed on the basis of the aggregate number of shares so converted.

                  (v) Definitions. As used with respect to the shares of said twelfth series:

                  (A) the term "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Washington or the State of New York are authorized or obligated by law or executive order to remain closed or are closed because of a banking moratorium or otherwise;

                  (B) the term "Closing Price" on any day shall mean the reported last sale price on such day, or, in case no such sale takes place on such day, the average of the reported last bid and asked prices on such day, in either case as reported on the Consolidated Tape maintained by the Consolidated Tape Association, or, if the Common Stock is not listed or admitted to trading on any securities exchange which participates in the Consolidated Tape Association, the average of the reported last bid and asked prices regular way (with any relevant due bills attached) of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotation System, or a similar generally accepted reporting service, or if no information of such character shall be available, as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate, (such determination to be conclusive, final and binding upon the Corporation and all shareholders of the Corporation);

                  (C) the term "Extraordinary Transaction" shall mean a merger or consolidation of the Corporation, a share exchange, division or conversion of the Corporation's capital stock or an amendment of the Restated Articles of Incorporation of the Corporation that results in the conversion or exchange of Common Stock into, or the right of the holders thereof to receive, in lieu of or in addition to their shares of Common Stock, other securities or other property (whether of the Corporation or any other entity);

          (D) the term "Notice Date" with respect to any notice given by the Corporation in connection with a conversion of any of the Shares of said twelfth series shall be the date of the commencement of the mailing of such notice to the holders of such shares as specified herein;

          (E) the term "Optional Conversion Premium" shall mean, in respect of each share of said twelfth series converted at the option of the Company, an amount, in cash, initially equal to $20.90, declining by $.02111 for each day following December 15, 1998 to and including the optional conversion date (computed on the basis of a 360-day year consisting of twelve 30-day months) and equal to $0 on and after September 15, 2001; provided, however, that in lieu of delivering such amount in cash, the Company may, at its option, deliver a number of shares of Common Stock equal to the quotient of such amount divided by the Current Market Price on the second Trading Date immediately preceding (1) the date on which the Company gives notice of such conversion or (2) in the event of an Extraordinary Transaction, the effective date of such transaction;

          (F) the term "Optional Conversion Price" shall mean, in respect of each share of said twelfth series converted at the option of the Company, a number of shares of Common Stock equal to the lesser of (1) the amount of $24.00 divided by the Current Market Price as of the second Trading Date immediately preceding (a) the date on which the Company gives notice of such conversion or (b) in the event of an Extraordinary Transaction, the effective date of such transaction and (2) the number of shares of Common Stock determined by reference to the Common Equivalent Rate;

          (G) the term "Rights Agreement" shall mean the Rights Agreement, dated as of February 16, 1990, between the Company and The Bank of New York, successor Rights Agent, as amended; and the term "Rights" shall mean the "Preferred Share Purchase Rights" established under the Rights Agreement; and

          (H) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

          (vi)(A) Unless otherwise required by applicable law, notice of any conversion shall be sent to the holders of the shares of said twelfth series to be converted at the addresses shown on the books of the Corporation by mailing a copy of such notice not less than fifteen (15) days nor more than sixty (60) days prior to the conversion date. Each such notice shall state (1) the conversion date, (2) the total number of shares of said twelfth series to be converted (being the total number of shares outstanding), (3) the conversion price, (4) the place or places where certificates for such shares are to be surrendered in exchange for certificates and/or cash representing the conversion price and (5) that dividends on the shares to be converted will cease to accrue on such conversion date. Notwithstanding the foregoing, the failure so to mail any such notice of mandatory conversion or any defect therein or in the mailing thereof shall not prevent the occurrence of such conversion or impair the validity thereof.

          (B) The shares of said twelfth series shall, on the date fixed for conversion, be deemed to have been converted; from and after such conversion date dividends shall cease to accrue on such shares; and all rights of the holders of such shares (except only rights as holders of securities into which such shares shall have been converted and the right to receive certificates representing such securities and the right to receive an amount equal to dividends accrued on such shares to the date fixed for such conversion) shall terminate.

          (vii) Upon the surrender by a holder of converted shares of said twelfth series of certificates representing such shares in accordance with the notice of conversion on or after the conversion date, the Corporation shall deliver to or upon the order of such holder:

          (A) certificates representing whole units of the securities into which such shares of said twelfth series have been converted, such certificates to be registered in such name or names, and to be issued in such denominations, as such holder shall have specified;

          (B) an amount, in cash, in lieu of fractional shares, as hereinbefore provided;

          (C) an amount, in cash, equivalent to accumulated and unpaid dividends on such shares of Series A Preferred Stock to the conversion date;

          (D) an amount, in cash, securities or other property, representing any other consideration to be delivered upon such conversion; and

          (E) a certificate representing any shares of said twelfth series which had been represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (viii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities on the conversion of shares of said twelfth series; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock or other securities in a name other than that of the registered holder of the shares converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

A Letter of Transmittal, certificates for Common Shares and any other required documents should be sent or delivered by each holder of Common Shares or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses set forth below.

To ensure timely receipt by the Exchange Agent, DO NOT mail or present the Letter of Transmittal and/or stock certificates to the Company.

                  The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

              By Mail:                       By Hand or Overnight Delivery:
       The Bank of New York                       The Bank of New York
           P.O. Box 11248                     Tender & Exchange Department
        Church Street Station                     101 Barclay Street
   New York, New York  10286-1248              Receive and Deliver Window
                                             New York, New York  10286-1248


                                  By Facsimile:
                          (Eligible Institutions Only)
                                 (212) 815-6213

                   Confirm Receipt of Documents by Telephone:
                                 (800) 507-9357

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Exchange Offer material may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

                The Information Agent for the Exchange Offer is:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
             Individual and Institutional Shareholders, Please Call:
                                 (800) 566-9061

                     Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                  The Dealer Manager for the Exchange Offer is:

                                J.P. Morgan & Co.
                                 60 Wall Street
                            New York, New York 10260
                    Institutional Shareholders, Please Call:
                                 (212) 648-1443
Dealer Prospectus Delivery Obligation

         Until 40 days after date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.